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Exhibit 99(a)(1)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING COMMON SHARES AND SERIES A PREFERRED SHARES
(INCLUDING COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS)

OF

CLARY CORPORATION
AT
$2.00 NET PER COMMON SHARE
$5.50 NET PER SERIES A PREFERRED SHARE

BY

DYNAMIC POWER CORPORATION,
a corporation owned and controlled by
ADDMASTER CORPORATION and
MEMBERS OF THE JOHN G. CLARY FAMILY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., NEW YORK TIME,
ON THURSDAY, JANUARY 16, 2003,
UNLESS THE OFFER IS EXTENDED.

        Dynamic Power Corporation ("DPC"), a California corporation owned and controlled by Addmaster Corporation and members of the John G. Clary family, is making an offer to purchase all of the outstanding common shares and Series A preferred shares of Clary Corporation (the "Company") held by the shareholders of the Company not affiliated with DPC, Addmaster or members of the John G. Clary family (the "unaffiliated shareholders"), including common shares issuable upon the exercise of vested employee stock options, for $2.00 per common share and $5.50 per Series A preferred share net in cash, on the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and other related documents. Our offer is being made pursuant to an Agreement and Plan of Merger dated as of December 17, 2002 between the Company and DPC (the "Merger Agreement").

        The Board of Directors of the Company, based in part upon the recommendation of a special committee of disinterested directors, none of whom is affiliated with DPC, Addmaster or members of the John G. Clary family, by unanimous vote (with two DPC-affiliated directors attending and abstaining and one not attending) has (i) determined that our offer, the Merger Agreement and the merger of the Company and DPC is fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders, (ii) approved our offer, the Merger Agreement and the merger of the Company and DPC and (iii) recommended that the unaffiliated shareholders accept our offer and tender their shares pursuant to our offer.

        Our offer is conditioned on the tender of a sufficient number of shares such that, after consummation of the offer, we would own at least 90% of each class of outstanding shares of the Company. We may, in our sole discretion, decide to waive this condition. Our offer is also subject to other conditions described in this Offer to Purchase, but is not subject to a financing condition.

        Neither the Securities and Exchange Commission nor any state or other securities commissions has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy of the disclosure in this Offer to Purchase. Any representation to the contrary is unlawful.

IMPORTANT

        If you wish to tender all or any portion of your shares, you must either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to U.S. Stock Transfer Corporation (the "Depositary"), together with your certificates representing the tendered shares or follow the procedure for book-entry transfer set forth in Section 10, "Procedures for Tendering Shares" or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have shares registered in the name of a banker, dealer, broker, trust company or other nominee, you must contact such person if you desire to tender your shares.

        If you wish to tender your shares but cannot deliver your certificates for such shares and all other required documents to the Depositary on or prior to the expiration date of our offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your shares pursuant to the guaranteed delivery procedure set forth in Section 10, "Procedures for Tendering Shares."

        If you hold vested employee stock options with an exercise price per share of less than $2.00 per share and you wish to participate in our offer by conditionally exercising your vested options and tendering the shares you receive upon exercise of those options, you should follow the procedures set forth in the Notice of Conditional Exercise and related instructions provided to you.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the "Information Agent"), at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

        The date of this Offer to Purchase is December 17, 2002.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
QUESTIONS AND ANSWERS		3
INTRODUCTION		9
SPECIAL FACTORS		12
Section 1.	Background of the Offer; Contacts with the Company	12
Section 2.	Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company	17
Section 3.	Position of the Purchaser Regarding Fairness of the Offer	23
Section 4.	Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company	23
Section 5.	Rights of Shareholders in the Offer and Merger	27
Section 6.	Reports, Opinions, Appraisals and Negotiations	28
Section 7.	Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Pacific Exchange Listing; Margin Regulations and Exchange Act Registration	31
Section 8.	Interests of Certain Persons in the Transaction	34
THE TENDER OFFER		36
Section 9.	Terms of the Offer	36
Section 10.	Procedures for Tendering Shares	38
Section 11.	Withdrawal Rights	42
Section 12.	Acceptance for Payment and Payment	43
Section 13.	Certain U.S. Federal Income Tax Consequences	44
Section 14.	Price Range of Shares; Dividends; Purchases of Shares	46
Section 15.	Certain Information Concerning the Company	48
Section 16.	Certain Information Concerning the Purchaser	51
Section 17.	Source and Amount of Funds	52
Section 18.	Certain Agreements	52
Section 19.	Certain Conditions of the Offer	61
Section 20.	Dividends and Distributions	63
Section 21.	Certain Legal Matters	63
Section 22.	Fees and Expenses	65
Section 23.	Miscellaneous	66
SCHEDULE A
SCHEDULE I
SCHEDULE II

i

SUMMARY TERM SHEET

        This Summary Term Sheet highlights important information from this Offer to Purchase, but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this Summary Term Sheet does not describe all the details of the offer. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included section references to direct you to more complete descriptions of the topics set forth below where appropriate.

  •
  Dynamic Power Corporation ("DPC," the "Purchaser," or "we"), a California corporation owned and controlled by Addmaster Corporation and members of the John G. Clary family (the "Family Shareholders"), is offering to purchase all of the outstanding common shares and Series A preferred shares of Clary Corporation (the "Company"), including common shares issuable upon the exercise of vested employee stock options (the "Option Shares" and, together with the outstanding common shares and Series A preferred shares, the "Shares") held by the shareholders of the Company not affiliated with DPC, Addmaster or the Family Shareholders (the "unaffiliated shareholders") on the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and other related agreements (the "Offer"). The offer price, net per share in cash without interest, is $2.00 for the common shares and $5.50 for the Series A preferred shares. See Section 9, "Terms of the Offer." Our offer is being made pursuant to an Agreement and Plan of Merger dated as of December 17, 2002 between the Company and DPC (the "Merger Agreement").

  •
  If we converted into common shares all of the Series A and Series B preferred shares of the Company that we beneficially own, and combined those common shares with the common shares of the Company that we already beneficially own, we would own approximately 55.2% of the outstanding common shares on a fully-diluted basis. As used in this Offer to Purchase, "fully-diluted basis" means that we have taken into account the exercise of all options eligible for purchase under the Offer and the conversion of all Series A preferred shares and Series B preferred shares into common shares. See Section 16, "Certain Information Concerning the Purchaser."

  •
  This is a "going private" transaction. If our Offer is successful and we own at least 90% of each class of outstanding shares (calculated on a fully-diluted basis), we will cause DPC to merge into the Company (the "Merger") and, as a result:

  •
  the Company will continue as the surviving corporation;

  •
  the separate corporate existence of DPC will cease;

  •
  Addmaster and the Family Shareholders will own all of the equity interests in the Company;

  •
  you will no longer have any interest in the Company's future earnings or growth;

  •
  the Company will no longer be a public company; and

  •
  the Company's common shares will no longer trade on the Pacific Exchange.

    See Section 7, "Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Pacific Exchange Listing; Margin Regulations and Exchange Act Registration."

  •
  The Board of Directors of the Company, based in part upon the recommendation of a special committee of disinterested directors, none of whom is affiliated with DPC, Addmaster or the Family Shareholders, by unanimous vote (with two Purchaser-affiliated directors attending and abstaining and one not attending) has (i) determined that our Offer, the Merger Agreement and the Merger are fair from a financial point of view to, and in the best interests of, the shareholders of the Company other than Addmaster and the Family Shareholders (the "unaffiliated shareholders"), (ii) approved our Offer, the Merger Agreement and the Merger, and (iii) recommended that the unaffiliated shareholders accept our Offer and tender their shares pursuant to our Offer. See Section 2, "Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company."

  •
  We are not required to complete our Offer unless a sufficient number of shares are tendered such that, after we purchase shares pursuant to our Offer, we would own at least 90% of each class of outstanding shares (calculated on a fully-diluted basis). We also have the right to waive or reduce the number of shares that are required to be tendered in the Offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934. See Section 19, "Certain Conditions of the Offer."

  •
  Our Offer is not conditioned on obtaining any financing. See Section 19, "Certain Conditions of the Offer."

  •
  We will pay those unaffiliated shareholders who do not tender their shares in our Offer and do not exercise their appraisal rights the same consideration in the Merger as we pay in the Offer. See Section 4, "Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company."

  •
  Shareholders who sell their shares in our Offer will receive cash for their shares sooner than shareholders who wait for the Merger to occur. Any shareholders who do not tender their shares in our Offer and dissent from the Merger may exercise their right to a judicial appraisal of the fair value of their shares under California law. See Section 5, "Rights of Shareholders in the Offer and Merger."

QUESTIONS AND ANSWERS

        The following are some questions that you may have, as a shareholder of the Company, and answers to those questions.

Q. Who is offering to buy my Shares?

        DPC is a California corporation formed for the purpose of making a tender offer for all of the outstanding common shares and Series A preferred shares of the Company. DPC is controlled by Addmaster and the Family Shareholders. The Family Shareholders are John G. Clary, Barbara Clary, John P. Clary, and Hugh L. Clary.

        John G. Clary is president and chief executive officer of both Addmaster and the Company and also is the president and sole director of DPC. John G. Clary, John P. Clary and Hugh L. Clary are members of the board of directors of both Addmaster and the Company.

        As of November 5, 2002, the Purchaser beneficially owned 1,143,152 common shares, 5,761 Series A preferred shares convertible into 6,625 common shares, and 55,000 Series B preferred shares convertible into 440,000 common shares, which all together constitute approximately 55.2% of the outstanding common shares of the Company on a fully-diluted basis. See Section 16, "Certain Information Concerning the Purchaser."

Q. What Shares are being sought in the Offer?

        We are offering to purchase all outstanding common shares and Series A preferred shares of the Company held by unaffiliated shareholders, including shares issuable upon the exercise of vested employee stock options with an exercise price less than $2.00 per share. See "Introduction."

Q. How much is the Purchaser offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $2.00 per share for common shares and $5.50 per share for Series A preferred shares, in each case net in cash, without interest and less any required withholding taxes. For each Option Share, we are offering to pay $2.00 per share net in cash, without interest, less the applicable exercise price of the Option Share and any required withholding taxes. If you are the record owner and tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. However, if you own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 9, "Terms of the Offer."

Q. What if I have lost the certificate representing my Shares?

        If any certificate representing Shares has been lost or destroyed, you should promptly notify the Depositary and the Information Agent. You will then be instructed as to the procedure to be followed in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates has been followed.

Q. How can I participate in the Offer if I hold vested employee stock options to acquire Shares?

        Holders of vested employee stock options to purchase common shares with an exercise price less than $2.00 per share may conditionally exercise any or all of those options and tender the Option Shares by following the special instructions and procedures for option holders described in Section 10, "Procedures for Tendering Shares." Alternatively, holders of vested options may exercise their options in advance of the expiration of the Offer and tender the Option Shares issued upon exercise by following the instructions and procedures for tendering shareholders described in Section 10, "Procedures for Tendering Shares."

Q. Does the Purchaser have the financial resources to pay for the Shares?

        We will require approximately $3.0 million to purchase all Shares validly tendered and not withdrawn in the Offer, to provide funding for the Merger which is expected to follow the completion of the Offer in accordance with the Merger Agreement, and to pay related fees and expenses. Addmaster has agreed to loan DPC this amount in cash. As a result, the Offer is not conditioned upon any financing arrangements. See Section 17, "Source and Amount of Funds."

Q. Is the Purchaser's financial condition relevant to my decision to tender in the Offer?

        We do not believe that our financial condition is relevant to your decision whether to tender the Shares and accept the Offer because:

  •
  we are making the Offer for all outstanding Shares and the payment consists solely of cash;

  •
  through DPC's loan agreement with Addmaster, we will have sufficient cash available to purchase all Shares successfully tendered in the Offer or acquired in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will offer the same cash price as made in the Offer for all remaining Shares in the Merger under California law as explained below.

        As a result, if the Offer is consummated, you will not have any continuing financial interest in the Company. See Section 7, "Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Pacific Exchange Listing; Margin Regulations and Exchange Act Registration."

Q. How long do I have to decide whether to tender in the Offer?

        You will have the entire period of time starting December 17, 2002 and running until 8:00 p.m., New York time, on Thursday, January 16, 2003, to decide whether to tender your Shares in the Offer unless the Purchaser decides to extend the Offer or provide a subsequent offering period. If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. See Section 9, "Terms of the Offer" and Section 10, "Procedures for Tendering Shares."

Q. Can the Offer be extended and under what circumstances?

        We can extend the Offer for varying lengths of time depending on the circumstances. In our discretion, we may extend the expiration date of the Offer for one or more periods of up to ten additional business days each, up to a maximum of 60 business days from January 16, 2003, if any condition of the Offer is not satisfied or waived by us. We may also extend the expiration date of the Offer as and to the extent required by the rules of the Securities and Exchange Commission ("SEC"). See Section 9, "Terms of the Offer."

Q. Will there be a subsequent offering period?

        Following the purchase of all Shares tendered during the initial offering period, we may elect to provide a subsequent offering period, which is an additional period of three to 20 business days during which shareholders whose Shares have not been previously accepted for payment may tender their Shares and receive the Offer consideration. See Section 9, "Terms of the Offer."

Q. How will I be notified if the Offer is extended or if there is a subsequent offering period?

        If we extend the Offer or decide to have a subsequent offering period, we will inform the Depositary and will make a public announcement of the extension, by not later than 9:00 a.m., Eastern time, on the next business day after the day on which the Offer was scheduled to expire. If there is a subsequent offering period, this announcement will also state the approximate number and percentage of Shares tendered up to that date. See Section 9, "Terms of the Offer."

Q. What are the most significant conditions to the Offer?

        We are not obligated to purchase any Shares unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the offering period, when added to the Shares owned by DPC, represents at least 90% of each class of outstanding shares calculated on a fully-diluted basis (the "Minimum Condition"). If the Minimum Condition is not satisfied, we may choose not to purchase any Shares pursuant to the Offer or to waive the Minimum Condition and purchase all the Shares validly tendered and not properly withdrawn. The Offer is subject to other conditions described in this Offer to Purchase, but is not subject to a financing condition. See Section 19, "Certain Conditions of the Offer."

Q. How do I tender my Shares?

        To tender your Shares (other than by conditional option exercise, for which you must follow the procedures set forth in the Notice of Conditional Exercise and related instructions), you must deliver the certificate(s) representing your Shares, together with a completed Letter of Transmittal and any other documents required, to the Depositary on or prior to the expiration date of our Offer. If your Shares are held in street name, your Shares can only be tendered by your nominee through the Depository Trust Company. If you cannot deliver a required document to the Depositary before the expiration of the Offer, you may get extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the Depositary within three Pacific Exchange trading days. However, the Depositary must receive the missing items within that three trading day period or else your Shares will not be validly tendered. See Section 10, "Procedures for Tendering Shares."

Q. How do I withdraw previously tendered Shares? Until what time can I withdraw my previously tendered Shares?

        To withdraw your Shares, you must deliver a written notice of withdrawal (or a facsimile thereof) with the required information to the Depositary while you still have the right to withdraw your Shares. To withdraw Option Shares, you must follow the instructions set forth in the Notice of Conditional Exercise and related materials. You have the right to withdraw your Shares at any time until the initial offering period and any extensions of such period have expired. If we decide to provide a subsequent offering period, we will accept your Shares tendered during that period immediately and thus you will not be able to withdraw your Shares tendered during any subsequent offering period. See Section 9, "Terms of the Offer" and Section 11, "Withdrawal Rights."

Q. When will I be paid if I tender my Shares pursuant to the Offer?

        If all conditions of the Offer are met or waived, where permissible, and after we have accepted those Shares tendered in the Offer, we will pay those shareholders who have tendered their Shares during the initial offering period and any extension of such period, promptly after the expiration of such period. If we elect to have a subsequent offering period, we will accept and pay those shareholders who tender their Shares during such period promptly after the Shares have been tendered.

In all cases, payment for the Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  certificates for, or a timely book-entry confirmation with respect to, such shares, or a lost share affidavit;

  •
  a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer the procedures described in this Offer to Purchase, an agent's message; and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering shareholders may be paid at different times depending upon when certificates for the shares or book-entry confirmations with respect to the Shares are actually received by the Depositary. Holders of exercisable options must follow separate instructions. See Section 9, "Terms of the Offer" and Section 10, "Procedures for Tendering Shares."

Q. Is there an agreement governing the Offer?

        Yes. DPC and the Company have entered into the Merger Agreement, dated as of December 17, 2002, which provides, among other things, for the terms and conditions of the Offer and the Merger following the Offer. See Section 4, "Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company" and Section 18, "Certain Agreements."

Q. What does the Company's Board of Directors think of the Offer?

        The Board of Directors formed a special committee (the "Special Committee") because of the conflict of interests with the Family Shareholders who serve as officers and/or directors of the Company as well as the conflict of interests with Addmaster, which is a significant shareholder and major supplier of the Company. Accordingly, the Board of Directors believed that the Special Committee, consisting of directors who were not directors, officers or employees of Addmaster or the Purchaser, were not otherwise affiliated with such officers, employees or directors and had no financial interests in the transaction different from the unaffiliated shareholders of the Company generally, should evaluate and, if appropriate, approve the Offer. See Section 2, "Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company."

        The Board of Directors, based in part upon the recommendation of the Special Committee, has approved the Merger Agreement, the Offer and the Merger by unanimous vote (with two Purchaser-affiliated directors attending and abstaining and one not attending). The Board of Directors has determined that the Merger Agreement, the Offer and the Merger are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company. The Board of Directors recommends that the unaffiliated shareholders accept the Offer and tender their Shares pursuant to the Offer. In making this determination and recommendation, none of the directors affiliated with Addmaster and the Family Shareholders participated in the deliberations. See Section 1, "Background of the Offer; Contacts with the Company" and Section 2, "Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company."

        The Company has prepared a Solicitation/Recommendation Statement on Schedule 14D-9 containing additional information regarding the determination and recommendation of the Board of Directors, which is being sent to the shareholders at the same time as this Offer to Purchase.

Q. If the Minimum Condition is satisfied, what will happen to any shares are not tendered in the Offer?

        If the Offer is successful and we own at least 90% of each class of outstanding shares on the date of purchase, we will effect a "short-form" merger under California law. A short-form merger does not require the approval of the Company's unaffiliated shareholders. In the merger, DPC will be merged with the Company and any remaining shareholders of the Company will receive the same consideration as those shareholders who tendered their Shares in the Offer. The surviving entity will be a privately-held corporation owned by Addmaster and the Family Shareholders. See Section 7 "Certain Effects of the Transaction; Possible Effect of the Offer on the Market for Common Shares; Pacific Exchange Listing; Margin Regulations and Exchange Act Registration."

Q. Do I have appraisal rights in the Offer and the Merger?

        You do not have appraisal rights in the Offer. Following the Offer, if the Merger occurs, appraisal rights will be available to those remaining shareholders who did not tender their Shares in the Offer and who comply with the applicable provisions of California law. See Section 5, "Rights of Shareholders in the Offer and Merger."

Q. If I decide not to tender, how will the Offer affect my shares?

        If the Merger occurs, shareholders who do not tender in the Offer will be offered the same amount of cash per share that they would have received had they tendered their Shares in the Offer. However, if you tender your Shares in the Offer, you will be paid earlier than if you choose not to tender your Shares and your Shares are subsequently acquired in the Merger. In addition, in connection with the Merger, you may have dissenters' and appraisal rights under California law. See Section 5, "Rights of Shareholders in the Offer and Merger."

        Until the Merger is consummated, or if the Merger were not to take place for some reason, the number of shareholders of the Company and the shares of the Company that are still in the hands of the public may be so small that there will be no public trading market for the common shares. Also, the common shares may no longer be eligible to be traded on the Pacific Exchange or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 4, "Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company" and Section 7, "Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Exchange Act Registration; Margin Regulations."

Q. Will the Company continue to be a publicly-traded company following the completion of the Offer?

        If all conditions of the Offer are met or waived, and we accept the tendered Shares, we intend to remove the common shares from quotation on the Pacific Exchange and to deregister the common shares under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the Offer and the Merger. See Section 7, "Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Pacific Exchange Listing; Margin Regulations and Exchange Act Registration."

Q. How will I be taxed for U.S. federal income tax purposes?

        A U.S. holder that receives cash for common shares or Series A preferred shares pursuant to the Offer or the Merger will generally recognize gain or loss equal to the difference between the amount of cash received (before any applicable withholding) and the holder's adjusted tax basis in the Shares surrendered. Gain or loss must be determined separately for each block of stock. A U.S. holder that receives cash for Option Shares pursuant to the offer will generally recognize income for each Option Share sold in an amount equal to the excess of $2.00 over the exercise price per share of the relevant option for such Option Shares. Holders should carefully review the information set out in Section 13, "Certain U.S. Federal Income Tax Consequences," as well as consult with their own financial and tax advisers for advice regarding their specific situation.

Q. What is the market value of my common shares as of a recent date?

        On November 6, 2002, the day we announced our offer to the Board of Directors to purchase all outstanding shares, the closing price of the common shares reported on the Pacific Exchange was $1.30 per share. The unweighted average trade for the three months prior to November 6, 2002 was $1.13 per Share, with a trading range of $0.75 to $1.30 over that same period. On December 11, 2002, the last day the Company's shares were traded before the announcement of the signing of the Merger Agreement, the Offer and the proposed Merger, the closing price of the common shares reported on the Pacific Exchange was $1.90 per share. You should obtain all relevant quotations for the common shares in deciding whether to tender your Shares. See Section 14, "Price Range of Shares; Dividends on Shares; Purchases of Shares."

Q. Whom can I talk to if I have questions about the tender offer?

  You can call D.F. King & Co., Inc., who is acting as the information agent for the Offer.

  Banks and brokers call: (212) 269-5550 (call collect)

  All others (inside the United States) call toll free: (800) 207-3155

To the Common Shareholders and Series A
Preferred Shareholders of Clary Corporation:

INTRODUCTION

        Dynamic Power Corporation ("DPC," the "Purchaser" or "we"), a California corporation owned and controlled by Addmaster Corporation, a California corporation ("Addmaster"), and members of the John G. Clary family (the "Family Shareholders"), is offering to purchase all of the outstanding common shares, $1.00 par value per share, and Series A preferred shares, $5.00 par value per share, of Clary Corporation, a California corporation (the "Company"), at a price of $2.00 per share for common shares and $5.50 per share for Series A preferred shares (the "Offer Price"), in each case net in cash, without interest on the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase"), the accompanying Letter of Transmittal, and other related documents (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, references to "you" or "shareholders" means holders of Shares and "we" or "us" means the Purchaser.

        Holders of vested employee stock options having exercise prices of less than the $2.00 per share (the "Option Shares" and together with the outstanding common shares and Series A preferred shares, the "Shares") will have the opportunity to exercise their options conditionally, so that their exercise will only take effect if we accept their Option Shares for payment. We are offering to pay to the holders of such options $2.00 per Option Share less the applicable per share exercise price and any required withholding taxes for each Option Share purchased in the Offer.

        If your Shares are registered in your own name and you tender Shares directly to U.S. Stock Transfer Corporation (the "Depositary"), you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. If you hold your Shares through a broker or bank, we urge you to check with such institution as to whether you will be charged any service fee. If you fail to complete, sign and return the Substitute Form W-9 that is included in the Letter of Transmittal you may be subject to a required U.S. backup withholding tax at the current backup withholding rate of the gross proceeds payable in the Offer. See Section 10, "Procedures for Tendering Shares." We will pay all fees and expenses incurred in connection with the Offer of D.F. King & Co., Inc. (the "Information Agent") and the Depositary. See Section 22, "Fees and Expenses."

        The purpose of the Offer is to acquire the entire equity interest in the Company. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 17, 2002 by and between the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and California General Corporation Law (the "CGCL"), we shall act to merge the Company and DPC in a "short-form" merger (the "Merger").

        The board of directors of the Company (the "Board of Directors"), based in part upon the recommendation of a special committee of disinterested directors, none of whom is affiliated with DPC, Addmaster, or members of the John G. Clary family (the "Special Committee"), has unanimously (with any Purchaser-affiliated director in attendance abstaining) approved the Merger Agreement, the Offer and the Merger, determined that the Merger Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, the shareholders of the Company other than the Purchaser (the "Unaffiliated Shareholders") and recommends that you accept the Offer and tender your Shares pursuant to the Offer.

        The factors considered by the Board of Directors in arriving at its decision to approve the Merger Agreement, and to recommend that you accept the Offer and tender your Shares pursuant to the Offer are described in this Offer to Purchase and in the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed by the Company with the Securities and Exchange Commission (the "SEC"), which is being mailed to you with this Offer to Purchase. The Mentor Group, Inc. ("The Mentor Group") has acted as the financial advisor to the Special Committee. The Mentor Group's opinion dated December 17, 2002, states that, based upon and subject to the matters set forth in the opinion and as of the date thereof, the $2.00 per common share and $5.50 per Series A preferred share Offer Price was fair, from a financial point of view, to the Unaffiliated Shareholders of the Company. Their opinion is set forth in full as Annex A to the Schedule 14D-9. You are urged to and should read such opinion carefully and in its entirety.

        We are not required to purchase the Shares unless, among other things, there is validly tendered and not properly withdrawn prior to the expiration of the initial period of the Offer and any extensions of the initial period that number of Shares, which, together with the shares of the Company that we then beneficially own, represents at least 90% of each class of shares of the Company on the date of purchase (the "Minimum Condition"). If the Minimum Condition is not satisfied, we may choose to purchase no Shares pursuant to the Offer or waive the Minimum Condition and purchase all Shares validly tendered and not properly withdrawn. The Offer is also subject to certain other terms and conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition. We expressly reserve the right in our sole discretion to waive any one or more of the conditions to the Offer.

        Based on information provided by the Company, as of November 5, 2002, there were 2,407,419 outstanding common shares, 11,033 outstanding Series A preferred shares, 55,000 outstanding Series B preferred shares and vested employee stock options with exercise prices of less than $2.00 per share to acquire 17,800 common shares. The Purchaser beneficially owns all 55,000 outstanding Series B preferred shares. Based on the foregoing (but excluding the effect of option exercises and assuming that all of the Series B preferred shares have been converted into common shares prior to the expiration date of the Offer), if we were to purchase approximately 979,525 common shares and 4,169 Series A preferred shares pursuant to the Offer, the Minimum Condition would be satisfied. Because the shares of the Company held by the Purchaser will not be tendered, but exchanged for shares of the surviving corporation after the Merger, the 979,525 common shares and 4,169 Series A preferred shares required to be tendered actually represents approximately 77.5% and 79.1%, respectively, of such shares available to be tendered in the Offer.

        Upon consummation of the Merger, the Company will continue as the surviving entity under the CGCL (the "Surviving Corporation") and will be a privately held company, owned only by Addmaster and the Family Shareholders. At the time the Merger becomes effective, each then outstanding Share, other than (a) Shares held by the Purchaser, which Shares, by virtue of the Merger, will be cancelled and retired and will cease to exist with no payment being made with respect thereto and (b) held by holders who properly exercise their appraisal rights in accordance with the CGCL, will, by virtue of the Merger and without any action on the part of the holders of the Shares, be cancelled and converted into the right to receive in cash an amount per Share equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such Shares. See Section 4, "Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company" and Section 18, "Certain Agreements." The consummation of the Merger is subject to the satisfaction or waiver, where permissible, of certain conditions. See Section 18, "Certain Agreements."

        Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if we own, directly or indirectly, more than 50% but less than 90% of each class the then outstanding Shares, unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In addition, under Section 1203 of the CGCL, the Merger may not be accomplished without the delivery of a fairness opinion to the Company. That fairness opinion has been delivered to the Company by The Mentor Group, as the financial advisor to the Special Committee.

        This Offer is conditioned upon the fulfillment of all of the conditions described in Section 19, "Certain Conditions of the Offer." The Offer will expire at 8:00 p.m., New York time, on Thursday, January 16, 2003, unless the Offer is extended as described herein.

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

SPECIAL FACTORS

Section 1. Background of the Offer; Contacts with the Company

The Clary Family's Historical Ownership of the Company

        Business & Management Historical Summary.    The Company was founded in March 1939 by Hugh Lathrop Clary along with a few associates. John G. Clary, the son of the late Hugh Lathrop Clary, joined the Company in 1948, where he has held various positions and is the Company's current chief executive officer. The Company's original focus was on the design, manufacture, and sale of business machines, in particular adding and calculating machines.

        During war-times (World War II and the Korean War), the Company applied its talents towards the war efforts by developing and manufacturing various products and components, including gyroscopes, valves, and special purpose computing machines. After the wars ended, the Company then had two distinct business units—one focusing on business machines, the second on defense contracting. The defense contracting division was then headed by John G. Clary.

        The business machines division was sold to Remington Rand in 1960. While this sale prohibited further manufacture and sales of business adding machines, it permitted design and development of these devices, but with Remington Rand retaining a right of first refusal on any new technology. The Company subsequently developed a new design and approach to manufacturing these products and Remington Rand elected not to purchase the technology. Being precluded from manufacturing these devises, the Company looked elsewhere to sell its technology.

        Addmaster was created in 1962 and obtained a license from the Company to manufacture and sell the newly designed adding machines. In return for this license, the Company received a note and specified royalty. John G. Clary left the defense contracting division to run Addmaster.

        The 1960's and 1970's saw the introduction of two more business units: Clary Datacomp (a mini-computer division) and a Construction Automation Division. These business units were initially funded by the Addmaster royalty stream and the proceeds from the sale of the business machines division. The Company then formed the Precision Instruments Division, which grouped the defense contract work with other scientific products the Company had developed. The Precision Instruments division added Uninterruptible Power Supply (UPS) products in 1976. The mini-computer division was closed in the late 1970's and the Construction Automation Division was sold in 1991.

        As of today, the Company operates only the Precision Instruments Division and this division is solely focused on the development, manufacture, and sale of UPS products to commercial, military, and transportation industries.

        Hugh Lathrop Clary was Chairman of the Board of the Company until his death in 1975, after which John G. Clary assumed the role of Chairman of the Board, which he continues to hold. From this time until 1995, John G. Clary did not have day-to-day management roles with the Company. In 1995, John G. Clary additionally assumed the role of President, which he relinquished briefly in 1998, but reassumed in 1999.

        Present Business & Product Lines.    The Company conducts operations through its facility located in Monrovia, California. The Company both produces and sells a line of UPS systems ranging in size from 800 to 4000 volt-amperes (VA). The Company also resells certain UPS products manufactured by others in the size of 500 VA and 6 to 10 kilo-VA. A UPS system is a power system that is designed to provide continuous constant power to a critical load, insulating the load from voltage fluctuations and other disturbances present on typical utility power distribution lines. Additionally, the UPS systems is designed to provide power even during black-out and brown-out conditions by sourcing its power from a battery store, providing a minimum of 5 minutes, but typically upwards of 15 minutes or more (depending on the number of batteries), of backup power to mission critical equipment such as computers, medical and scientific products, communications systems, traffic signals or systems, and similar equipment. UPS equipment can also provide certain types of isolation to the load required in special applications, such as shipboard power systems.

        The Company utilizes UPS board set products designed and manufactured by Addmaster. A UPS board set comprises the electronic circuitry of the UPS, which is usually constructed on one or more printed circuit boards. This circuitry performs the electronic functionality of the UPS, providing not only the power conversion capabilities of the UPS, but also its control, monitoring, user-interface, communications ports, and other miscellaneous features. The UPS board sets from Addmaster are based on modern digital micro-processor based designs, which are essential to provide the level of performance and customization required by the Company's customers.

        Around these board sets, the Company provides the mechanical and electrical elements required for a complete product. Additionally, the Company customizes the product to meet the peculiar requirements found in certain applications. For example, for a naval shipboard application, the Company would take the board set from Addmaster, mate it with an isolation transformer, various circuit breakers and controls, mount the elements in a ruggedized rack-mountable chassis, design and mount appropriate cooling systems, utilize military style connectors, and qualify the design under a variety of standards and specifications.

        Clary Family & Addmaster Ownership Summary.    When the Company was originally founded, its shares were privately held among a small group of investors. The largest shareholding was that of founder Hugh Lathrop Clary. John G. Clary was also an early holder of these shares. In order to obtain the capital necessary to fund the expansion of its manufacturing facilities, the Company issued more shares in the mid-1940's. As the number of shareholders grew, the Company decided in 1947 it was in the best interest of these shareholders at that time to register the shares and allow them to publicly trade.

        The present shareholdings of John G. Clary and his immediate family result from these early issues and shares inherited from the estate of his father Hugh Lathrop Clary. Additional shares have been accumulated over the past 50 years through acquisitions in both open-market public and private transactions and conversion of subordinated debentures.

        Addmaster's shareholdings in the Company first originated in 1995. At that time, the Company was actively looking to obtain a new source for UPS board sets, to replace its Japanese supplier whose products were suffering from technical obsolescence and high cost. Addmaster performed a design review and proposed a new design, which the Company studied and decided to use a new generation of military UPS products. However, the Company needed additional capital to enable it to integrate these board sets into its product offerings and Addmaster needed a customer for its technology. Addmaster supplied much of this required capital as accounts receivables financing and subordinated debentures, which were later converted into equity shareholdings. Additionally, Addmaster has acquired shares in the Company from time to time through privately negotiated transactions. These conversions and transactions are detailed in Section 8, "Interests of Certain Persons in the Transaction."

        Purchases from Addmaster.    The Company utilizes UPS board set products manufactured by Addmaster. In addition to complete board sets, the Company also purchases ancillary UPS products such as battery charger boards, interface and communications boards, and similar items. These purchases in the Company's last three fiscal years totaled:

Year ending December 31,	Purchases from Addmaster Corporation
2001	$1,795,000
2000	$1,152,000
1999	$650,000

Background of the Offer

        From time to time over the years and through 2002, John G. Clary and certain other members of the Clary family had discussed in general terms with various officers and/or directors of the Company the possibility of Addmaster and its affiliates becoming the 100% owner of the Company. Among the reasons discussed for a transaction were the business relationship and management interlocks between Addmaster and the Company, the avoidance of the administrative costs associated with the Company's status as a publicly traded reporting company and the increased financial stability that Addmaster could bring to the Company.

        On March 12, 2002, Addmaster and the Company jointly engaged The Mentor Group to perform a valuation analysis of the Company. The fees and expenses of The Mentor Group were divided evenly between Addmaster and the Company. While The Mentor Group was performing its analysis, certain members of the Clary family retained and consulted outside counsel to advise on the potential structure and tax implications of a going private transaction. The Mentor Group completed most of its work between April 2002 and August 2002, and circulated various updated drafts of its valuation analyses to coincide with the Company's release of financial information for each successive quarterly period. Its final report was rendered to the Company on November 6, 2002, a copy of which is filed as Annex B to the Schedule 14D-9 and incorporated herein by reference. Addmaster's agreement to share the fees and costs of the Mentor Group was terminated on November 6, 2002, and on November 7, 2002, the Special Committee engaged The Mentor Group to act as independent financial advisor to consider DPC's proposal and to deliver a written opinion relating to the fairness of the proposed offer price.

        On November 1, 2002, John G. Clary and other members of the Clary family met with their attorneys to discuss an all-cash tender offer for the shares of the Company not held by Addmaster or the Family Shareholders. At that meeting, the participants decided to present a proposal to purchase all outstanding shares to the Board of Directors at their next meeting scheduled for November 6, 2002. In addition, the participants at the November 1st meeting discussed structuring the transaction so that Addmaster and the Family Shareholders would form a special purpose acquisition corporation that would be used to make a tender offer to acquire the shares of the Company not held by Addmaster and the Family Shareholders.

        On November 4, 2002, John G. Clary formed DPC as a corporation under the laws of California. On November 6, 2002, Addmaster and each Family Shareholders entered into share exchange agreements with DPC, in which they agreed, upon consummation of the Offer, to exchange their shares of capital stock of the Company for equity interests in DPC. Addmaster and the Family Shareholders also agreed to immediately give DPC an irrevocable proxy to vote their shares of the Company's capital stock. See Section 14, "Price Range of Shares; Dividends; Purchases of Shares."

        On November 6, 2002, the Purchaser sent a letter to the Board of Directors expressing its proposal of an all-cash tender offer for all shares of the Company other than shares held by Addmaster or the Family Shareholders at $2.00 per share, which represented a 77% premium over the then average un-weighted trading price over the prior three months. The Purchaser further expressed its hope to have the Board of Directors support the Purchaser in the Offer.

        On November 6, 2002, the Board of Directors held a meeting during which the directors discussed the Purchaser's letter regarding its contemplated tender offer. The Board of Directors voted to appoint a special committee of directors to consider and respond to this proposal (the "Special Committee"). The Board of Directors appointed Donald G. Ash, John J. Guerin and Russell T. Gilbert to serve as members of the Special Committee and authorized the Special Committee to engage an independent financial advisor and to engage its independent legal counsel.

        On November 6, 2002, the Purchaser issued a press release announcing that it had presented its proposal to the Board of Directors and was contemplating a cash tender offer for the common shares of the Company at a price per share of $2.00. DPC also disclosed that it had entered into the transactions contemplated by the share exchange agreements and entered into a binding loan agreement with Addmaster, pursuant to which Addmaster would finance the Offer. The text of the press release was filed with the SEC.

        On November 6, 2002, The Mentor Group delivered to the Company its final report regarding its valuation analyses, a copy of which report is filed as Annex B to the Schedule 14D-9 and incorporated herein by reference.

        On November 6, 2002, the Special Committee held a meeting. During this meeting, the Special Committee appointed Russell T. Gilbert to serve as chairman of the Special Committee. At the meeting, the Special Committee also appointed independent legal counsel. The Special Committee also determined to engage The Mentor Group as its independent financial advisor. The Special Committee specifically reviewed and concluded that no conflict of interest existed from The Mentor Group's prior valuation analysis of the Company that was paid for by both the Company and Addmaster. The Special Committee further concluded that The Mentor Group's familiarity with the Company, the Company's competitors, and the markets served by the Company would be more expedient than the selection of another financial advisor who lacked such experience.

        On November 7, 2002, the Special Committee engaged The Mentor Group to act as independent financial advisor to consider DPC's proposal and to deliver a written opinion relating to the fairness of the proposed offer price.

        On November 8, 2002, the Company issued a press release announcing that it had received the Purchaser's proposal. The text of the press release was filed with the SEC.

        In a memorandum dated November 12, 2002, legal counsel to the Special Committee reviewed at length the directors' fiduciary duties regarding the evaluation of any proposal from the Purchaser and consideration of any alternatives to any proposed offer.

        On November 14, 2002, the Special Committee held a telephonic meeting to discuss the memorandum dated November 12, 2002 sent by legal counsel to the Special Committee and approved a tentative schedule for future meetings and action items of the Special Committee. The Special Committee also approved a non-disclosure and confidentiality agreement which had been prepared by DPC.

        On November 14, 2002, DPC and the Company entered into a non-disclosure and confidentiality agreement.

        On November 18, 2002, the Board of Directors held a meeting. At the meeting, the Board of Directors ratified the Special Committee's appointment of independent legal counsel and an independent financial advisor to the Special Committee. In addition, the Board of Directors authorized the Special Committee to negotiate, finalize and approve, in its sole judgment, the Purchaser's offer.

        From October 28, 2002 until November 22, 2002, attorneys for the Purchaser conducted due diligence on the Company. On December 5, 2002, attorneys representing the Purchaser delivered a draft of the Merger Agreement and Offer to Purchase to attorneys representing the Special Committee. On December 9, 2002 and December 11, 2002, the Special Committee held telephonic meetings to discuss the terms of the draft Merger Agreement and Offer to Purchase, as well as to discuss drafting the Schedule 14D-9 by the Company and other matters. On December 11, 2002 and December 12, 2002, legal counsel for the Purchaser and the Special Committee engaged in negotiations over the terms of the draft Merger Agreement and Offer to Purchase.

        On December 16, 2002, the Purchaser retained the Information Agent and the Depositary.

        From November 7, 2002 until December 17, 2002, The Mentor Group conducted its financial analysis of the Company and the Offer Price.

        On December 17, 2002, the Special Committee held a meeting to consider the Purchaser's proposed offer with the advice of its legal counsel and financial advisor. Legal counsel for the Special Committee advised the members of their fiduciary duties and summarized the proposed terms of the Merger Agreement and related documents. The financial advisor for the Special Committee reviewed its financial analysis of the price of $2.00 per common share payable in the proposed offer and discussed its views with the Special Committee as to the fairness of the proposed Offer Price. The Mentor Group concluded that, based upon and subject to the matters set forth in its written opinion, the common share Offer Price was fair from a financial point of view to the Unaffiliated Shareholders. The Mentor Group delivered its written opinion dated as of December 17, 2002 to this effect to the Special Committee. The Special Committee members reflected on and discussed the views and conclusion of its financial advisor. The Special Committee also reviewed the reasons for recommending approval of the proposed offer and merger. After much discussion, the Special Committee unanimously voted to determine that the Merger Agreement, the Offer and the Merger is fair from a financial point of view to, and in the best interests of, the Shareholders of the Company, to approve the Merger Agreement, the Offer and the Merger and recommended that the Board of Directors approve the Offer and that Unaffiliated Shareholders tender their Shares pursuant to the Offer.

        On December 17, 2002, following the meeting of the Special Committee, the Board of Directors held a meeting with the legal counsel for the Special Committee and The Mentor Group. The purpose of the meeting was to consider and vote on the proposed Offer. At this meeting, legal counsel summarized the fiduciary duties of the members of the Board of Directors and reviewed the proposed terms of the Offer and Merger Agreement. The Mentor Group reviewed with the Board of Directors its financial analysis of the Offer Price payable in the Offer and summarized its opinion to the Special Committee to the effect that, based upon and subject to the matters described in the written opinion and as of the date thereof, the common share Offer Price was fair, from a financial point of view, to the Unaffiliated Shareholders of the Company. The Mentor Group's opinion is set forth in full as Annex A to the Schedule 14D-9.

        The Special Committee informed the Board of Directors that it had thoroughly considered the Offer, that it believed the Offer to be fair and in the best interests of the Unaffiliated Shareholders and that it unanimously recommended that the Board of Directors approve the Offer. The recommendation of the Special Committee was based in part on the fairness opinion rendered by The Mentor Group as well as on the commitment from Addmaster, as evidenced by the note agreement dated as of November 6, 2002 between Addmaster and DPC (the "Note Agreement"), that Addmaster will provide the Purchaser with sufficient and available funds to pay the consideration for all the shares.

        Thereafter, the Board of Directors unanimously approved (with two Purchaser-affiliated directors attending and abstaining and one not attending) the Merger Agreement, the Offer and the Merger and determined that they are from a financial point of view to, and in the best interests of, the Unaffiliated Shareholders, and recommended that the Unaffiliated Shareholders accept the Offer and tender their

Shares pursuant to the Offer. John P. Clary and Hugh L. Clary attended that portion of the meeting during which the Board of Directors considered and voted on the Offer, the Merger and the Merger Agreement, but abstained from any vote approving, ratifying or making any determination at the time of the meeting or at any other time regarding the Offer, the Merger or the Merger Agreement in their capacities as directors of the Company. John G. Clary did not attend that portion of the meeting and did not participate in such vote. The Purchaser and the Company executed the Merger Agreement on December 17, 2002. In making this determination, the members of the Board of Directors considered and agreed with the Special Committee's analysis of the Merger Agreement, the Offer and the Merger and each of the factors considered by the Special Committee.

        The Company and the Purchaser issued a joint press release on December 17, 2002 publicly announcing the proposed tender offer. The text of the press release was filed with the SEC.

Section 2. Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company

        Fairness of the Offer.    At a meeting held on December 17, 2002, the Board of Directors unanimously (with two Purchaser-affiliated directors attending and abstaining and one not attending) (i) determined that each of the Merger Agreement, the Offer and the Merger were advisable and fair from a financial point of view to, and in the best interests of, the Company and its Unaffiliated Shareholders, and (ii) voted to approve the Merger Agreement, the Offer and the Merger. Accordingly, the Board of Directors unanimously recommends that shareholders tender their Shares pursuant to the Offer.

        The Board of Directors formed the Special Committee because of the conflict of interests with the Family Shareholders who serve as officers and/or directors of the Company as well as the conflict of interests with Addmaster, which is a significant shareholder and major supplier of the Company. See Section 8, "Interests of Certain Persons in the Transaction." Accordingly, the Board of Directors believed that the Special Committee should consist of directors who were not directors, officers or employees of Addmaster or the Purchaser, were not otherwise affiliated with such officers, employees or directors and had no financial interests in the transaction different from the Unaffiliated Shareholders of the Company generally and that the Special Committee should evaluate and, if appropriate, approve the Offer.

        Recommendation by the Company.    In evaluating the Merger Agreement, the Offer and the Merger, the Special Committee and the Board of Directors relied upon their knowledge of the business, financial condition and the prospects of the Company as well as the advice of financial and legal advisors. In view of the wide variety of factors considered in connection with the evaluation of the Merger Agreement, the Offer and the Merger, the Special Committee and the Board of Directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the specific factors they considered in reaching their determinations. In addition, individual directors may have given different weights to different factors.

        The discussion of the information and factors considered and weight given by the Special Committee and the Board of Directors is not intended to be exhaustive but includes all material factors considered. Further information concerning the recommendation is contained in the Schedule 14D-9, which is being furnished by the Company to shareholders concurrently with this Offer to Purchase. Each shareholder should read the Schedule 14D-9 carefully.

        Reasons.    The Special Committee and the Board of Directors believe that the Merger Agreement, the Offer and the Merger are fair to the Company and its Unaffiliated Shareholders. In reaching their determination to approve the Merger Agreement, the Offer and the Merger, and recommend that the Unaffiliated Shareholders accept the Offer, the Special Committee and the Board of Directors considered the following factors:

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  Role and Recommendation of the Special Committee.  Each Special Committee member was not affiliated with the Purchaser. Because of the interests of Purchaser-affiliated directors on the Board of Directors, the Special Committee was granted full authority by the Board of Directors to evaluate and review the Merger Agreement, the Offer and the Merger.

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  The Mentor Group's Analyses and Opinion.  The Special Committee considered the analyses and written opinion of The Mentor Group delivered to the Special Committee that the Offer Price was fair, from a financial point of view, to the Unaffiliated Shareholders of the Company. The Mentor Group performed a variety of financial and comparative analyses regarding the valuation of the Company, including a historical stock price analysis, public company trading analysis, comparative stock price performance, selected comparable transactions, premium study and independent valuation analysis. For a more complete description of The Mentor Group's analyses and its written opinion, see Section 6, "Reports, Opinions, Appraisals and Negotiations."

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  Market Price and Premium.  The Special Committee considered the historical market prices of the common shares compared to the Offer Price. The Offer Price represents a 77% premium over the $1.13 average trading price per share of the Company's common shares for the three months prior to the date of the public announcement by the Purchaser of its offer to the Board of Directors to purchase all outstanding common shares for $2.00 per share. The Special Committee also considered the uncertainty with respect to the price at which the Company's common shares might trade in the future and the possibility that, if the Offer is not consummated, there could be no assurance that any future transaction would yield a price equal or greater to the Offer Price.

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  Risk of Future Financial Performance.  The Special Committee considered the fact that for the past three years, revenues and net income had varied significantly depending upon demand for its products. Revenues decreased slightly from $5.7 million in 1999 to $5.5 million in 2000, but then increased dramatically in 2001 to $7.5 million. For the nine months ended September 30, 2002, revenues fell to $4.2 million from $6.0 million in the comparable period the year before. Similarly, the Company's net earnings has also fluctuated during the past several years. As a result, the Company is unable to determine with certainty the potential impact on its future revenues and operating performance. The Special Committee considered that the Offer would shift the risk of the future financial performance, which is uncertain in the current market environment, from the shareholders of the Company to the Purchaser. In addition, the Offer would eliminate the exposure of the Unaffiliated Shareholders to any future decline in the price of the Shares.

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  Risk of Future Operations.  The Special Committee considered the fact that the Company, because of its small size, is faced with other significant risks in its operations, including (a) reliance on key personnel, (b) reliance on a small dealer network for a substantial portion of its business, and (c) possible rapid technological obsolescence. Since the Company is small, it must necessarily rely on a few key personnel and overlap in job function and knowledge is minimal. Loss of key employees can dramatically affect short-term performance on the Company's sales and profits. Also, the Company is dependent upon a small dealer base for its products. This small base is a result of the technical knowledge required in combination with the specialized customer applications. It takes many years to acquire and train dealers with this expertise. Lastly, electronics industries in general have experienced quick changes in technology, which rapidly obsolete older technologies. Should this happen in the UPS field, the Company would require access to additional capital and technical expertise to continue competing in the marketplace.

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  Illiquidity of the Common Shares.  The Special Committee took into consideration the trading history of the common shares. Historically, the trading volume for the common shares has been low, resulting in an illiquid market for public shareholders, typical of smaller sized companies. The Special Committee believe that the liquidity that would result from the Offer would be beneficial to the shareholders because the Purchaser's significant ownership of Shares (i) results in a small public float that necessarily limits the amount of trading in the Shares and (ii) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of the Purchaser. The limited trading market also negatively affects the prices which shareholders receive when trying to sell their shares. The Special Committee considered the likelihood the price that shareholders would realize from the Offer is likely to be higher than the price that the shareholders would otherwise realize in the short or medium term.

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  Financial Ability to Consummate the Offer.  The Special Committee considered the assurance provided by Addmaster's execution of the Note Agreement obligating Addmaster to provide sufficient funds to the Purchaser to pay the consideration for all the Shares and by the Special Committee's review of Addmaster's financial condition. In light of the assurance and the lack of a financing condition to the Offer, the Special Committee believed that it was very likely that the transaction would be completed on mutually agreeable terms.

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  No Firm Offers.  There have been no other offers by third parties to acquire the Company within the last two years with which to compare the Offer. The Special Committee does not believe that a third party solicited or unsolicited bid would be likely because of the Purchaser's substantial beneficial ownership of the Company. The common share Offer Price exceeds the book value per common share of $0.97 at September 30, 2002.

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  Prior Purchases by Addmaster.  The Special Committee considered that Addmaster and John G. Clary purchased common shares of the Company at purchase prices equal to or less than the Offer Price in more recent transactions. In January 2002, in a separate privately negotiated transaction, Addmaster purchased 93,500 shares at a price per share of $2.00. On March 29, 2002, the Company placed a call on its $600,000 in 9.5% convertible subordinated notes due January 17, 2003, of which Addmaster held $400,000 in principal amount and members of the Clary family held the remaining $200,000 in principal amount. Addmaster, along will all of the other noteholders, converted their notes into common shares at a $1.00 per share.

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  Timing of Completion and Certainty of Value.  The Special Committee considered that the shareholders might find it appealing to be able to receive the consideration through a tender of their Shares in the Offer or the Merger within a relatively short period of time as well as the certainty of value represented by the all-cash consideration offered by the Purchaser.

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  Limited Conditions.  The Special Committee considered that the minimal conditions to the Offer and, in particular, that the lack of a financing condition would increase the likelihood that the shareholders would receive the consideration.

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  Potentially Reduced Costs.  For Unaffiliated Shareholders of record, the Offer provides the opportunity to sell their Shares without incurring brokerage and other costs typically associated with market sales.

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  Ability to Pursue Alternative Transactions.  The Special Committee considered that the Merger Agreement, as negotiated, does not contain any anti-solicitation prohibitions.

        The Special Committee and the Board of Directors also believes that the Offer and Merger are procedurally fair to the Unaffiliated Shareholders of the Company in light of the following factors:

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  Special Committee.  To avoid any potential conflict of interest because of the substantial ownership interest in the Company held by Addmaster and the Family Shareholders, the Board of Directors established the Special Committee consisting of directors of the Company who are not officers, employees or directors of the Purchaser or otherwise affiliated with such persons. The Special Committee had sole and exclusive authority to negotiate the Merger Agreement, the Offer and the Merger.

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  Individual Determination.  Although the Offer and the Merger are not structured to require formal approval of the majority of Unaffiliated Shareholders as a group, shareholders of the Company can determine individually and without influence whether to tender their Shares in the Offer. In addition, if the Minimum Condition is satisfied, a majority of the Unaffiliated Shareholders of the Company will have accepted the Offer and tendered their Shares.

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  Dissenter and Appraisal Rights.  The Unaffiliated Shareholders of the Company who believe that the terms of the Offer and the Merger are not fair can pursue dissenter and appraisal rights in respect of the Merger under the CGCL.

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  Independent Financial Advisor and Legal Counsel.  The Special Committee had the benefit of advice from an independent financial advisor who reviewed and evaluated the Offer Price. In addition, the Special Committee retained independent legal counsel to assist it in performing its duties.

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  Superior Proposal.  The Merger Agreement places no restriction on the Company's ability to accept a superior proposal and contains no provision for a termination fee or "break-up" fee other than the reimbursement of the Purchaser's expenses.

        In addition to the foregoing factors, which the Board of Directors and the Special Committee considered as supporting the Offer, they also considered the following countervailing factors:

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  No Future Participation in the Company.  The Special Committee considered the fact that when the Offer and the Merger are completed, the Unaffiliated Shareholders will no longer be shareholders of the Company and accordingly will not participate in any future earnings or growth of the Company.

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  Possible Increase in Market Price of Shares.  The Special Committee considered the possibility that the Company's future share price could exceed the Offer Price or a future offer to acquire the Company for more than the Offer Price might materialize.

  •
  Taxable Transaction.  The Special Committee considered that the Offer could result in a taxable gain to the shareholders of the Company, including those who may otherwise have preferred to retain their common shares to defer the occurrence of a taxable event.

  •
  Increased Illiquidity.  There has been relatively low trading volume of the publicly traded shares of the Company. As a result of the tender by the shareholders of their Shares, the trading volume may decrease further. Those shareholders who do not tender their shares may suffer increased illiquidity and decreased market value, particularly if the shares will no longer be quoted on the Pacific Exchange and the Company seeks to terminate the registration of the shares under the Exchange Act.

  •
  No Unaffiliated Representative.  The Special Committee considered the fact that the Board of Directors did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Shareholders for purposes of negotiating the Merger Agreement, the Offer and the Merger and preparing a fairness report.

        In the opinion of the Board of Directors and Special Committee, the countervailing factors were not sufficient, either individually or collectively, to outweigh the benefits of the Merger Agreement, the Offer and the Merger to the Unaffiliated Shareholders.

        Purpose.    The Company's purpose for the transaction is for the Purchaser to acquire the entire equity interest in the Company by acquiring as many Shares as possible in the Offer and consummating the Merger to enable the Purchaser to acquire all of the remaining Shares not acquired in the Offer.

        Alternatives.    The Company has no viable third party alternatives to consider. It has received no inquiries or offers from third parties to acquire the Company within the last two years and it is unlikely that the Company would receive a solicited or unsolicited third party offer. Given the absence of alternatives, the Special Committee believes that no alternative transaction could result in as much consideration for the shareholders as this transaction. The Special Committee determined that the prospect of the Company's shareholders receiving cash at this time in an Offer that represents a substantial premium to the trading price of the Company's common shares before the public disclosure of the Purchaser's offer to purchase the Shares, is better than not accepting this transaction at this time. The Company's only realistic alternative to this transaction at this time is to continue its operations as an independent company. However, several key factors weigh against continuing as an independent public company, including the Special Committee's determination that (i) there is no reasonable basis for asserting that the very limited liquidity in the trading market for Shares will improve substantially at any time in the near future, (ii) the unpredictable nature of the Company's business and erratic buying cycles of its customers, and (iii) the continuing costs of operating a publicly-traded company, which are expected to increase in response to recent legislative and regulatory corporate governance reforms.

        Intent to Tender.    After reasonable inquiry and to the best of Company's knowledge, each executive officer and director of the Company (other than those who are Family Shareholders) currently intends to tender all his or her Shares in the Offer and those officers and directors who are not affiliated with the Purchaser support the Offer and the Merger for the above-mentioned reasons. There is no agreement with any of such executive officers or directors of the Company that obligates any of them to tender their Shares in the Offer.

        Reasons.    The Purchaser believes the difficulties that the Company faces for future increases in its stock's performance is basically attributable to three factors, all of which are for the most part beyond the control of the Company's management.

  •
  Very limited liquidity of the shares.  With few shares outstanding and the Company's small market capitalization, the Company attracts little attention among brokers and dealers who are necessary to promote and sell the Company's shares. Also, limited liquidity limits the ability for even a small number of shares to be sold without negatively impacting the stock price.

  •
  The nature of the Company's business and its customers.  Approximately two-thirds of the Company's sales are to government entities, principally the military and municipalities. While business has been steadily improving on average, these entities have unpredictable and erratic buying cycles. The Company's unpredictable quarterly sales and profits can be partially attributed to these erratic buying cycles, which also then results in a negative impact on the Company's stock price.

  •
  Size.  The Company's costs to operate a publicly-traded corporation given its expected revenue are a disproportionate burden on its net income and its management's energies. Recent legislative and regulatory corporate governance reforms will aggravate this condition.

        Therefore, the Purchaser believes that providing an all-cash premium to existing shareholders at a fair price and operating the Company as a private enterprise is the best alternative given the public-

market focus on short-term earnings and predictable quarterly results. This will give the Company greater flexibility to make investment and operating decisions based on long-term strategic goals without the concern that a public company must have for the public market's short-term expectations.

        Recent Financial Developments.    Sales and other revenues for the third quarter of 2002 were $1,616,000 or a decrease of $885,000 or 35.4% from the third quarter of 2001. California's power crisis of 2001 had prompted traffic engineers of cities, counties and the state to quickly provide battery backup to keep intersections operational during power outages, thereby increasing public safety and reducing costs by allowing police personnel to provide their normal duties of crime prevention as opposed to traffic control. These issues leading to sales increases in 2001 have now been more than offset by the California state budget crisis of 2002, placing these potential purchases on the back-burner by many city and state officials. This decrease in demand was a major factor in the Company's sales and earnings decrease in the third quarter of 2002, as compared to the same quarter in 2001. Cost of sales were $1,030,000 or a decrease of $429,000 or 29.4% for these two periods. This cost decrease is attributable to the sales decrease. Engineering costs of $86,000 increased $12,000 or 16.2% due to additional emphasis on new products. Selling and administrative expenses were $282,000 or a decrease of $81,000 or 30.7% due to reduced commission and bonuses on reduced sales and earnings. Interest cost of $8,000 decreased $21,000 or 72.4% due to debt reduction. Earnings before taxes decreased $331,000 due to the sales reduction resulting in a reduction of $35,000 in taxes.

        The following represents unaudited projected financial results for the Company for the fourth quarter of 2002 and the twelve months ended December 31, 2002 and audited financial results for the twelve months ended December 31, 2001. With respect to the unaudited financial information, there is no assurance that final, audited financial results of the Company will not vary materially from these preliminary unaudited figures. Fourth quarter revenue is expected to approximate $1,650,000, which would result in revenues for the twelve months ended December 31, 2002 of approximately $5,800,000 representing a decline of $1,690,000 or 22.6% over prior year revenue. Fourth quarter operating profit is projected to be approximately $180,000 before legal, financial advice and other costs associated with the Offer. After these expenses, net earnings are expected to be marginal. This compares to a fourth quarter net loss of $47,000 in the prior year 2001. With projected fourth quarter results, the Company would expect earnings of $481,000 for the year 2002, before the extraordinary expenses (estimated at $150,000), subject to year-end audit adjustments. This compares to net earnings of $1,110,000 in 2001, a decrease of $629,000 or 56.7%.

        The unaudited projected financial results discussed have been based on assumptions concerning the Company's business prospects, revenues and operating factors. Projected information of this type is considered a forward looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies. These uncertainties and contingencies are difficult to predict and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The Company's independent accountants have not examined, reviewed or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for the accuracy of this information. Neither the Company, the Purchaser, Addmaster, nor any of the Family Shareholders make any representation as to the accuracy or validity of the foregoing projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected.

        Forward Looking Statements.    This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding intent, belief or current expectations of the Purchaser, Addmaster and the Family Shareholders, including statements concerning their plans with respect to the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things, general economic, capital market and business conditions; changes in government regulation; changes in government spending and budgetary and fiscal condition of government; level of concern for power and energy shortages; changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and competitive factors in the industries in which the Company operates.

Section 3. Position of the Purchaser Regarding Fairness of the Offer

        Position of the Purchaser Regarding Fairness of the Offer.    None of the persons affiliated with the Purchaser were members of, or participated in the above-described deliberations of, the Special Committee. The Purchaser has reviewed the factors considered by the Special Committee and the Board of Directors in support of their decisions described above and had no basis to question their consideration of or reliance on these factors. In addition, the Purchaser reviewed the countervailing factors considered by the Board of Directors and the Special Committee. Based on their beliefs regarding the reasonableness of the conclusions and analyses of the Board of Directors and the additional factors described below, the Purchaser concurs with, and expressly adopts, the conclusions and analyses of the Board of Directors described above concerning the fairness of the Offer and the Merger to the Unaffiliated Shareholders of the Company.

        The Purchaser bases its belief on the following additional factors:

  •
  After a thorough review with its independent financial and legal advisors, the Board of Directors (excluding directors affiliated with the Purchaser) and the Special Committee unanimously concluded that the Offer and the Merger were fair to the Company's Unaffiliated Shareholders.

  •
  The Offer and the Merger and the terms and conditions of the Merger Agreement, including the Offer Price and the Minimum Condition, were the result of arm's length negotiations between the Special Committee and the Purchaser and their respective advisors.

        In view of the variety of factors considered with the Board of Directors and the Special Committee's evaluation of the Merger Agreement, the Offer and the Merger, the Purchaser found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Offer is advisable and fair to, and in the best interests of, the Unaffiliated Shareholders of the Company.

        Rather, the Purchaser viewed the position of the Board of Directors and Special Committee as being based upon their judgment, in light of the totality of the information presented and considered, of the overall effect of the Offer, the Merger Agreement, and the Merger compared to any alternative transaction and the likely effect of rejecting the Offer. After its independent evaluation of the previously-mentioned factors, the Purchaser determined that the Offer consideration and the entirety of the transaction are fair to Unaffiliated Shareholders, as well as to the shareholders of the Company as a whole.

Section 4. Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company

        Purpose of the Offer.    The Purchaser's purpose for the transaction is to acquire all equity interests in the Company by purchasing as many Shares as possible in the Offer. Following the Offer, the Purchaser intends to acquire any remaining Shares not acquired in the Offer by consummating the Merger. If the Minimum Condition is satisfied, the Purchaser will have the ability to consummate the

Merger as a short-form merger pursuant to the CGCL. Under such circumstances, neither the approval of any holder of Shares nor the Board of Directors would be required. The Purchaser has structured the transaction as a tender offer followed by a merger to enable the Company's shareholders to receive cash payments for their Shares promptly.

        The Offer is being made pursuant to the Merger Agreement between the Purchaser and the Company. Upon completion of the Offer and the Merger, the Purchaser will cause the Company to withdraw its listing of the common shares on the Pacific Exchange and to terminate the registration of the common shares under the Securities Exchange Act of 1934 (the "Exchange Act"). After such delisting has occurred with the Pacific Exchange and the registration of the common shares has been terminated, there will be no publicly traded equity securities of the Company and the Company will no longer be required to file periodic reports with the SEC.

        Alternatives.    The Purchaser considered alternative structures to effect the purchase of the entire equity interest in the Company, including a merger without a tender offer, the purchase of Shares in the open market and the purchase of Shares with holders of large blocks of Shares in privately negotiated transactions. In determining to proceed with the Offer and Merger, the Purchaser concluded that a tender offer and a short-form merger were the most expeditious and efficient way to acquire a significant number of additional Shares and provide immediate cash value to the Unaffiliated Shareholders. In addition, in a tender offer, each shareholder will be able to determine individually whether to accept the Offer Price or not to tender its Shares. As a result, all shareholders will receive the same consideration in the Offer for their class of Shares.

        Reasons.    In addition to reasons set forth in Section 2, "Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company," the Purchaser believes it is in the best interests of the Unaffiliated Shareholders to tender their Shares in the Offer at this time based on consideration of all of the above-mentioned factors and because the Offer Price (i) is an all-cash offer at a price that represents a 77% premium over the $1.13 un-weighted average trading price of the common shares for the three months prior to the Purchaser's public announcement of its offer to the Board of Directors to purchase all outstanding shares and (ii) addresses existing liquidity concerns of the shareholders and minority shareholders in particular who want to sell their Shares.

        Management of Addmaster believes that it can increase its value by acquiring and managing the Company, a company with which Addmaster has an existing business relationship. Addmaster presently designs and manufactures a line of digital electronic UPS board sets, which are described in more detail in Section 1, "Background of the Offer; Contacts with the Company." Sales of these products have been steadily increasing, and presently, Addmaster's only customer for these products is the Company. In order to develop the greater market for its UPS board sets, Addmaster has already invested in the Company to a limited degree. The acquisition is intended to solidify and build on its past efforts. By owning and controlling the Company, Addmaster will accomplish three objectives:

  •
  Assure current and future sales of UPS board sets by controlling its primary customer for these products.

  •
  Gain economic advantages from increased efficiencies with a combined company.

  •
  Capture a larger economic percentage of the end-user sales.

        Controlling the Company would assure Addmaster an outlet for its UPS technology, allowing Addmaster to make necessary investments in future UPS products. Since the Company is presently a separate company, there is now no assurance that the Company will or can continue to purchase Addmaster's UPS board sets. Addmaster would find it difficult to market these UPS products to other customers for a variety of reasons, and therefore the continued success of the Company is of importance to Addmaster.

        Combining the UPS operations of the Company and Addmaster would provide significant economic advances by providing greater efficiencies. These advantages would include:

  •
  Elimination of the Company's administrative costs associated with being a public company.

  •
  Elimination of redundant operating costs.

  •
  Reduced end-product manufacturing costs by integrating and then optimizing the manufacturing processes.

        The Company has been most successful at selling products into exacting environments, in particular the military and the transportation industries. Many of these sales are highly technical and require customization by both Addmaster and the Company. Combining the UPS operations of the two companies would afford an increase in the responsiveness to these types of customized sales.

        In sum, management of Addmaster feels that a combination of the Company's and Addmaster's UPS operations will be more valuable than the two operations are separately. Addmaster's acquisition will allow Addmaster to more quickly and profitably grow its UPS board set product lines.

        Other Possible Purchases of Shares.    If the Offer is not successfully completed, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions after expiration of the Offer and at least ten business days thereafter. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

        Effects of the Offer.    If the Offer is consummated and the Shares are purchased by the Purchaser, the interest of the Purchaser in the book value and net earnings of the Company will increase proportionally by the increase in its ownership of Shares of the Company.

        The common shares are currently listed for quotation on the Pacific Exchange. If the Offer is completed and a sufficient number of the Company shareholders tender their Shares, it is likely that the common shares will be eligible for delisting from the Pacific Exchange and the Company will be eligible to cease making filings with the SEC and otherwise cease being required to comply with the SEC's rules relating to publicly-held companies. Upon deregistration of the common shares, the Company will no longer be legally required to file periodic reports with the SEC under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and shareholders who beneficially own 10% or more of the common shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the common shares. In addition, the number of shareholders and the number of common shares that are still in the hands of the public may be so small that there may no longer be any public trading market for the common shares.

        Also, the Purchaser will seek to consummate the Merger if the Minimum Condition is met. Immediately following the Merger, Addmaster and the Family Shareholders will own all the equity interests of the Company and will be entitled to all benefits resulting from such interests, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Addmaster and the Family Shareholders will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. All shareholders of the Company other than Addmaster and the Family Shareholders will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

        If the Company consummates the Merger, the Company will become a privately held corporation. Accordingly, after the consummation of the Merger, parties who were formerly shareholders of the

Company will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. In addition, parties who were formerly shareholders of the Company will not be entitled to share in any premium that might be payable by an unrelated third-party acquirer of all of the Shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are contemplated at this time. However, after the consummation of any Merger, parties who were formerly shareholders of the Company will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company.

        Plans for the Company.    Immediately following completion of the Offer and Merger, it is expected that the Company's operations will be conducted substantially as they currently are being conducted except as noted above in the areas of manufacturing and administrative integration. In connection with the Offer, the Purchaser has reviewed, and will continue to review, on the basis of publicly available information and discussions with the management of the Company, various possible business strategies that the Company may pursue in the event that the Purchaser acquires the entire equity interest of the Company pursuant to the Offer and the Merger. The Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management, personnel and board composition and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, dividend policy, capitalization, articles of incorporation, bylaws or management.

        Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns directly or indirectly more than 50% but less than 90% of the then-outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In addition, under Section 1203 of the CGCL, the Merger may not be accomplished without the delivery of a fairness opinion to the Company. That fairness opinion has been delivered to the Company by The Mentor Group, the financial advisor to the Special Committee.

        Except as described in this Offer to Purchase, none of the persons listed on Schedule I nor the Purchaser, Addmaster or the Family Shareholders have present plans or proposals that would result in an extraordinary corporate transaction, such as a merger (other than the Merger), consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or its subsidiary; any material changes in the Company's present capitalization, dividend policy, employee benefit plans, indebtedness, corporate structure or business; or any material changes or reductions in the composition of its management, personnel or board of directors.

        Directors and Officers of the Surviving Corporation.    If the Merger is effected, as described more fully in this Section 4 and in Section 18, "Certain Agreements," the directors of the Company shall be John G. Clary, John P. Clary and Hugh L. Clary. The officers of the Company at the effective time of the Merger shall, from and after such time, be the officers of the surviving corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the CGCL and the articles of incorporation and bylaws of the surviving corporation. The Purchaser intends to conduct a detailed review of the Company to determine what, if any, changes to the current officers of the Company would be desirable and to effect the removals and appointments of officers deemed appropriate in accordance with the provisions of the Company's articles of incorporation, bylaws and the CGCL.

        The Company's Options.    The Company has a stock option plan for directors, officers, other employees and consultants of the Company. The Company has authorized a total of 100,000 common shares for issuance pursuant to the stock option plan. As of September 30, 2002, options to purchase 34,000 common shares were outstanding under the Company's stock option plan. As part of the Offer, the Purchaser is offering to purchase common shares issuable upon the conditional exercise of vested options to purchase common shares having exercise prices of less than $2.00 per share under the Company's stock option plan. Of the outstanding options to purchase 34,000 common shares, options to purchase 17,800 common shares are eligible to be tendered in the Offer. The Purchaser is offering to pay to the holders of such options $2.00 per share less the per share exercise price and any required withholding taxes for each Option Share purchased in the Offer. See Section 18, "Certain Agreements."

Section 5. Rights of Shareholders in the Offer and Merger

        The CGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by a majority of the holders of the Company's outstanding voting securities. The Board of Directors has adopted the unanimous recommendation of the Special Committee and (with two Purchaser-affiliated attending and abstaining and one not attending) has unanimously approved the Offer and the Merger. The CGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of that subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares (which would be the case if the Minimum Condition were satisfied), the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company.

        No appraisal rights are available to shareholders who tender their Shares in the Offer. If the Merger is consummated, however, shareholders of the Company who have not validly tendered their Shares will have certain rights under Chapter 13 of the CGCL to an appraisal of their Dissenting Shares. Shareholders who perfect their appraisal rights by complying with the procedures set forth in Chapter 13 of the CGCL, a copy of which is attached as Schedule A to this Offer to Purchase, will have the fair value of their Shares ("Dissenting Shares") determined by the California Superior Court, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and will be entitled to receive a cash payment equal to such fair value from the Company. A judicial determination of the fair value of the Dissenting Shares could be based upon any valuation method or combination of methods the court deems appropriate and the value so determined could be more than, equal to, or less than the price per Share paid pursuant to the Offer. In addition, holders of Dissenting Shares may be entitled to receive interest on the amount determined to be the fair value of their Dissenting Shares from the effective time of the Merger until the date of payment.

        A holder of Dissenting Shares wishing to exercise appraisal rights will be required to deliver to the Company not later than 30 days after the date on which the notice of the approval by the outstanding shares was mailed to the shareholder, a written demand for appraisal of such holder's Dissenting Shares. Such holder must be the record holder of such Dissenting Shares on the date the written demand for appraisal is made and must continue to hold such Dissenting Shares through the date of submission of the shares to the Company for endorsement. A person having a beneficial interest in the Dissenting Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the execution of the demand for appraisal to be made by or for the record holder and to follow the requisite steps properly and in a timely manner to perfect appraisal rights.

        Within six months after the date on which notice of the Merger is given, the Company or any shareholder who has complied with the statutory requirements of Chapter 13 summarized above and who is otherwise entitled to appraisal rights may file a petition in the California Superior Court demanding a determination of the fair value of such holder's Dissenting Shares. It will be the obligation of any shareholder seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Chapter 13. If a petition for appraisal is timely filed, and after a hearing on such petition, the California Superior Court will determine the shareholders entitled to appraisal rights and will appraise the fair value of their Dissenting Shares. The costs of the proceeding may be determined by the California Superior Court and taxed upon the parties as the court deems equitable under the circumstances. If any shareholder who properly demands appraisal of such holder's Dissenting Shares under Chapter 13 fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the CGCL, the Dissenting Shares of such shareholder will be converted into the right to receive the Merger consideration.

        The Purchaser has not provided and will not provide Unaffiliated Shareholders with access to counsel or appraisal services at the expense of the Purchaser nor has it provided or will it provide Unaffiliated Shareholders with access to its or the Company's corporate files except as otherwise required by law.

        The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their appraisal rights, if any, and is qualified by reference to the full text of Chapter 13 of the CGCL attached hereto as Schedule A and incorporated by reference herein. The provisions of the CGCL are complex and technical in nature. Holders desiring to exercise their dissenters rights may wish to consult counsel, since the failure to comply strictly with these provisions may result in the loss of their dissenters rights.

Section 6. Reports, Opinions, Appraisals and Negotiations

        On December 17, 2002, The Mentor Group delivered to the Company, through the Special Committee, its written opinion that, based upon and subject to matters set forth in the opinion and as of the date thereof, the Offer Price was fair, from a financial point of view, to the Unaffiliated Shareholders of the Company.

        The full text of The Mentor Group's opinion, dated December 17, 2002, which sets forth the assumptions made, matters considered and limitations on the scope of the review undertaken, is attached as Annex A to the Schedule 14D-9 and is incorporated herein by reference in its entirety. The Company's shareholders are urged to, and should, read The Mentor Group's opinion carefully and in its entirety. The Mentor Group's opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the common share Offer Price to the Unaffiliated Shareholders of the Company, as of December 17, 2002. The Mentor Group's opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act on any matter relating to the Offer, Merger or other transactions contemplated by the Merger Agreement, including, without limitation, whether such shareholder should tender any Shares pursuant to the Offer. The following summary of The Mentor Group's opinion is qualified in its entirety by reference to the full text of such opinion.

        The Mentor Group opinion does not address or consider:

  •
  any other aspects of the Offer, Merger or other transactions contemplated by the Merger Agreement;

  •
  the underlying decision of the Company to proceed with the Offer, Merger and other transactions contemplated by the Merger Agreement;

  •
  whether the common share Offer Price represents the highest price obtainable; or

  •
  the relative merits of the Offer, Merger and other business strategies that the Company has considered or may be considering.

        In arriving at its opinion, the scope of The Mentor Group's work included the following:

  1.
  Review of the Company's annual reports to shareholders on Form 10-KSB for the past six fiscal years and unaudited financial statements filed on Form 10-QSB for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

  2.
  Review of the historical market prices and trading volume for the Company's publicly-traded common shares;

  3.
  Visits to the business office and assembly plant of the Company;

  4.
  Meetings with certain members of the senior management to discuss operations, financial conditions, future prospects and projected operations and performance of the Company;

  5.
  Review and analysis of insider corporate share transactions effected within the last twelve months;

  6.
  Review of the internally prepared forecasts of the Company's business operations for the years ended December 31, 2002 and December 31, 2003;

  7.
  Conduct of such other studies, analyses and inquiries as The Mentor Group deemed appropriate throughout the course of its engagement;

  8.
  Preparation of The Mentor Group's own financial projections which it believes reasonably reflect the future condition of the Company, based upon historical performance and current prospects;

  9.
  Estimation of market values of the Company, based upon public market multiple analysis and the Company's and The Mentor Group's prepared projections applied to discounted cash flow and underlying assets analyses; and

  10.
  A determination that, if the shareholders of the Company other than DPC, Addmaster and the Family Shareholders exercised their option to sell their shares, the consideration to be paid would be within or above The Mentor Group's estimated market value ranges based upon accepted approaches to valuation.

        In connection with its review, The Mentor Group:

  •
  relied upon and assumed, without independent verification, that the financial forecasts and projections provided to The Mentor Group had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of the Company;

  •
  relied upon and assumed, without independent verification, that there had been no material change in the assets, financial condition, business or prospects of the Company since the most recent financial statements made available to The Mentor Group;

  •
  assumed that the final, executed form of the Merger Agreement did not differ in any respect from the draft that The Mentor Group examined;

  •
  assumed that the Purchaser and the Company would comply with all the terms of the Merger Agreement;

  •
  did not independently verify the accuracy and completeness of the information that was publicly available or furnished to The Mentor Group with respect to the Company and relied on such information being complete and accurate in all material respects;

  •
  did not assess the tax consequences of the transactions contemplated by the Merger Agreement to either the Company or its shareholders;

  •
  did not make or review any physical inspection or independent appraisal of any of the properties, assets or liabilities (contingent or otherwise) of the Company; and

  •
  did not perform a review or audit of any procedures with respect to any financial information.

        The Mentor Group was not requested, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, The Mentor Group did not negotiate any of the transactions contemplated by the Merger Agreement and did not advise the Special Committee with respect to alternatives to it. The Mentor Group opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of December 17, 2002. Subsequent developments could affect the opinion but The Mentor Group is under no obligation to update the opinion.

        In arriving at its value estimations, The Mentor Group performed numerous quantitative analyses and considered a number of factors. The preparation of opinions as to the fairness of a transaction from a financial point of view involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the applications of these methods to the particular facts and circumstances. In arriving at its opinion, The Mentor Group made qualitative and quantitative judgments as to the significance of each of its analyses.

        On November 6, 2002, The Mentor Group delivered to the Company its final report regarding its financial analyses, a copy of which report is filed as Annex B to the Schedule 14D-9 and incorporated herein by reference.

        The following is a summary of the material financial analyses performed by The Mentor Group in connection with providing its written opinion to the Special Committee. The Mentor Group made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company.

        With respect to comparable company trading analysis, the market price of traded securities, unfortunately, is affected by more than simply the fortunes of the company or the industry involved. For example, general economic and political conditions, international monetary shifts, etc., though perhaps unrelated to the particular industry, can have a dramatic effect on stock price movements. Further, certain stocks available for comparison may trade in an artificial market caused by many factors operating alone or jointly, including, but not limited to, thin market supply, tender offers, secondary offerings, stock dividends, and stock manipulation by promoters. Market comparison, at best, can be considered a definitive answer to the valuation question and, at worst, a highly misleading symptom of the unpredictable securities market.

        In the market comparable analysis, The Mentor Group compared the Company to other companies in the electronic equipment and component manufacturing industry whose business operations are subject to similar economic trends and pressures. In selecting these companies, factors such as size, growth, capital structure, competitive position, reputation, management ability and growth prospects are specifically considered. In its analysis, The Mentor Group concentrated primarily on companies that had similar investment appeal. In such cases, The Mentor Group viewed the situation from the perspective of an investor considering various investment opportunities available in the marketplace.

        The Mentor Group was unable to identify any guideline public company whose sales and earnings records parallel those of the Company that might be viewed by an investor as having comparable growth prospects and the same degree of business risk. Considering The Mentor Group's extensive research of some 12 companies, all were significantly different than the single product line assembly operations of the Company. The guideline public companies in The Mentor Group's analysis included, but were not limited to, such companies as Orbit International Co., Servotronics, Inc., Unique Mobility Co., Wentwood, Inc. and Centrum Industries, Inc. Therefore, The Mentor Group did not employ the guideline public market comparable approach in this valuation.

        In the discounted cash flow approach, a forecast analysis of debt-free cash flow is developed. The stream of cash flows is discounted at an appropriate rate, reflecting the weighted average cost of capital, inflation, the risk inherent in ownership, and other unsystematic risks. The present value of any residual at the end of the forecast period is then added to obtain an estimate of the business enterprise value. Cash flows to invested capital are defined as earnings before interest and taxes, plus or minus changes in working capital, less capital expenditures. The Mentor Group's discounted cash flow methodology was based upon discussions with management and the projections that the Company's management and The Mentor Group created. Factors of significance to the future earnings of the Company were current management's experience and their ability to successfully meet the demands of the industry to achieve their projections.

        In the excess earnings/net underlying asset approach, The Mentor Group attempted to identify the market value of all underlying assets, including any identifiable intangible assets and goodwill. Through the excess earnings calculation, any residual earnings, after an allowance is made for a reasonable return on net tangible and identifiable intangible assets, indicate the presence of goodwill. The Mentor Group added the capitalized value of these excess earnings to the market value of the net tangible assets and identifiable intangible assets to estimate the fair market value of the business enterprise.

        The Mentor Group reviewed the Addmaster buyout of an employee shareholder in a transaction which took place in the first quarter 2002. Addmaster purchased 93,500 common shares from the former employee. The purchase price of the stock was $2.00 per share. Addmaster did not perform a material quantitative financial analysis in arriving at the purchase price. The Mentor Group accepted Addmaster transaction as arms-length, and included this transaction in its weighted average analytical process in estimating the range of fair market values of the equity in the Company.

        In connection with its valuation analyses, The Mentor Group considered two scenarios. The first scenario was one in which The Mentor Group treated the Company's preferred stock as pure equity. The Company has two classes of convertible preferred stock issues for which a combined 452,688 common shares are reserved for conversion. The dilutive effect equals 15.82%. In the second scenario, The Mentor Group treated the Company's preferred stock as a debt equivalent and considered no conversion of either of the preferred classes of stock to common stock. In the second scenario, The Mentor Group added a premium for a controlling interest representing Addmaster's new stock position after buying the shares subject to tender. Based upon its valuation analysis, the Mentor Group estimated the fair market value per share of the Company to be in a range of $1.74 to $1.97.

        On November 7, 2002, the Special Committee engaged The Mentor Group to act as independent financial advisor to consider DPC's proposal and to deliver a written opinion relating to the fairness of the proposed common share Offer Price. Under the engagement, The Mentor Group shall receive professional fees billed on a $300.00 hourly basis, not exceeding $10,000, and reasonable out-of-pocket expenses relating to travel, report production, telecommunications and other incidentals. All amounts payable to The Mentor Group under the new engagement are payable by the Company. No portion of the fee is contingent upon the consummation of the Offer, the Merger or other transactions contemplated by the Merger Agreement or the conclusions reached in The Mentor Group's written opinion. Such engagement by the Special Committee is independent of the March 12, 2002 engagement of The Mentor Group jointly by Addmaster and the Company, since, on November 6, 2002, Addmaster's agreement to share the fees and costs of The Mentor Group was terminated.

Section 7. Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Pacific Exchange Listing; Margin Regulations and Exchange Act Registration

        Effect on the Company's Shareholders.    After the effective time of the Offer and the Merger, current shareholders of the Company will cease to have ownership interests in the Company or rights as shareholders of the Company. Therefore, the current shareholders of the Company will not participate in any future earnings or losses or the growth or decline of the Company. Upon completion of the Merger, Addmaster and the Family Shareholders will own all of the equity of the Company.

Addmaster and the Family Shareholders will be the beneficiary of the future earnings and growth of the Company, if any.

        The receipt of cash for Shares pursuant to the Offer will generally be a taxable transaction to a U.S. holder for U.S. federal income tax purposes. The tax treatment of Shares converted into cash pursuant to the Merger, if consummated, or pursuant to the exercise of appraisal rights, if applicable, would be the same. See Section 13, "Certain U.S. Federal Income Tax Consequences."

        Effect on Operations of the Company.    It is expected that immediately following completion of the transaction, the operations of the Company will be conducted substantially as they are currently being conducted. Except as described under Section 4, "Purpose, Alternatives and Reasons of the Purchaser and Addmaster; Plans for the Company," neither the Company nor any Purchaser has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business or management, such as a recapitalization, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, Addmaster, and the Family Shareholders will continue to evaluate the Company's business and operations after the transaction and may develop new plans and proposals that it or they consider to be in the best interests of the Company and its shareholders.

        Effect on Addmaster.    Based upon the number of outstanding shares owned by Addmaster and the Family Shareholders on November 5, 2002, Addmaster and the Family Shareholders owned a 35.3% interest and a 19.9% interest, respectively, in the book value and net loss of the Company on a fully-diluted basis. Of the interests held by the Family Shareholders, 10.0%, 5.2%, and 3.1% were attributable to John G. Clary, John P. Clary, and Hugh L. Clary, respectively. The percentage share of Addmaster and the Family Shareholders in the Company's book value as of September 30, 2002 and net earnings available to shareholders for the nine months ended September 30, 2002 and the year ended December 31, 2001 translates into the following approximate amounts, respectively.

	Book Value as of		Net Earnings for Period
	Sept. 30, 2002	Dec. 31, 2001	Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2001
Addmaster Corporation	$981,000	$674,000	$184,000	$392,000
Family Shareholders	553,000	380,000	104,000	221,000
John G. Clary	277,000	190,000	52,000	111,000
John P. Clary	143,000	98,000	27,000	57,000
Hugh L. Clary	87,000	59,000	16,000	35,000

        At the completion of the transactions contemplated by the Offer and the Merger (and assuming, as presently intended by DPC, that the surviving corporation elects to repay the Note Agreement by issuing common shares to Addmaster), the Company will be 80.1% owned by Addmaster and 19.1% owned by the Family Shareholders. Of the interests held by the Family Shareholders, 10.0%, 5.2%, and 3.1% will be attributable to John G. Clary, John P. Clary, and Hugh L. Clary, respectively. The interests of Addmaster in the Company's book value and net earnings will increase to 35.3% to 80.1% while the interests of the Family Shareholders will remain unchanged. The percentage share of Addmaster and the Family Shareholders in the Company's book value as of September 30, 2002 and net earnings available to shareholders for the nine months ended September 30, 2002 and the year ended December 31, 2001 translates into the following approximate amounts, respectively.

			Net Earnings for Period
	Book Value as of
			Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2001
	Sept. 30, 2002	Dec. 31, 2001
Addmaster Corporation	$2,224,000	$1,527,000	$417,000	$889,000
Family Shareholders	553,000	380,000	104,000	221,000
John G. Clary	277,000	190,000	52,000	111,000
John P. Clary	143,000	98,000	27,000	57,000
Hugh L. Clary	87,000	59,000	16,000	35,000

        Possible Effect of the Offer on the Market for the Common Shares.    The purchase of Shares pursuant to the Offer may eliminate public trading of the common shares adversely affecting the liquidity and market value of the common shares.

        Pacific Exchange Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the common shares may no longer meet the requirements for continued inclusion in the Pacific Exchange, which requires that for each class of shares listed by an issuer, there must be at least 300,000 publicly held shares with a market value of at least $500,000, at least 250 public beneficial holders, total net tangible assets of at least $500,000 or a net worth of at least $2,000,000, and a minimum share bid price of $1. If the maintenance requirements are not met, the Pacific Exchange may suspend dealings in the Company's securities or may withdraw the Company's securities from listing and registration as a listed issue. If, as a result of the purchase of Shares pursuant to the Offer, the Company's common shares no longer meets the criteria for continuing inclusion in the Pacific Exchange, the market for the common shares could be adversely affected.

        In the event that the common shares no longer meet the requirements of the Pacific Exchange for continued inclusion in any tier of the Pacific Exchange, it is possible that the common shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the common shares and the availability of such quotations would, however, depend upon the number of holders of common shares remaining at such time, the interest in maintaining a market in the common shares on the part of securities firms, the possible termination of registration of the common shares under the Exchange Act, as described below, and other factors.

        The Purchaser intends to cause the Company's common shares to be removed from quotation on the Pacific Exchange as soon as possible after consummation of the Offer and Merger.

        Exchange Act Registration.    The common shares are currently registered under the Exchange Act. Registration of the common shares under the Exchange Act may be terminated upon application of the Company to the SEC if the common shares are neither listed on a national securities exchange nor held by 300 or more holders of record resident in the United States. Termination of registration of the stock shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of those securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the common shares under the Exchange Act is terminated, the common shares would no longer be considered as "margin securities" or be eligible for inclusion in the Pacific Exchange. The Purchaser currently intends to cause the Company to terminate the registration of the common shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration are met. If registration of the common shares is not terminated prior to the Merger, then the registration of the common shares and the quotation of the shares on the Pacific Exchange will be terminated following the completion of the Merger.

        Margin Regulations.    Common shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the common shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the common shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

        Other Possible Purchases of Shares.    If the Offer is not successfully completed, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions after expiration of the Offer and at least 10 business days thereafter. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Shares by the Purchaser pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of public shareholders who are not affiliated with the Company, the Shares may no longer meet the requirements for continued listing on the Pacific Exchange. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.

Section 8. Interests of Certain Persons in the Transaction

        Related Party Transactions.    John G. Clary serves as the Chairman of the Board, President and Chief Executive Officer of the Company and is a major shareholder of the Company. Beginning January 1, 2002, Mr. Clary receives $8,000 per month for his service as President and Chief Executive Officer of the Company; from June 1, 2001 through December 31, 2001 he received $4,000 per month; and prior to June 1, 2001, he received no compensation for these services. None of the directors of the Company who are Family Shareholders receive compensation for their services on the Board of Directors. Mr. Clary is also the President, a director and a principal shareholder of Addmaster.

        During 2002, 2001, 2000 and 1999, Addmaster and the Company engaged in the transactions summarized below:

  •
  The Company purchases UPS power, control, and other related circuit board level products from Addmaster. These sales amounted to $1,795,000 in 2001, $1,152,000 in 2000, and $650,000 in 1999. See Section 1, "Background of the Offer; Contacts with the Company."

  •
  During 1998, Addmaster loaned the Company $550,000. This amount was later exchanged for a $550,000 9% convertible subordinated note due January 31, 2000. On May 31, 1999, this note was converted into 55,000 Series B preferred shares.

  •
  During 1995, Addmaster loaned the Company $325,000 under a 10.75% secured promissory note due on demand. This note was transferred by Addmaster to its subsidiary, Addmaster Financial Corporation in April 1998. An additional $75,000 was loaned by Addmaster Financial Corporation in November 1998 under a 10.75% demand note. The interest rate was subsequently reduced to 7% per annum and the notes were consolidated into a single demand note. The demand note is subordinate to bank indebtedness incurred by the Company and secured by a junior lien on all assets of the Company. The demand note is due and payable on demand, or on October 15, 2003, if no demand for payment is made.

  •
  During 1995, Addmaster loaned the Company $400,000 in exchange for $400,000 9.5% convertible subordinated notes due October 2000 (which in 1999 was extended to January 17, 2002). During 2002, these notes were converted into 400,000 common shares of the Company.

        Amounts due to Addmaster from the Company at December 31 of each year are included in the following balance sheet accounts:

	2001	2000	1999
Notes payable	$400,000	$400,000	$400,000
Accounts payable, related party	$251,000	$565,000	$283,000
Convertible subordinated debt	$400,000	$400,000	$400,000

        Conversion of Subordinated Debt.    As of March 29, 2002, the Company placed a call on its $600,000 9.5% convertible subordinated notes due January 17, 2002 and convertible into common shares at $1.00 per share. Of the principal amount of the notes outstanding, Addmaster held $400,000 and members of the Clary family held the remaining $200,000. All note holders elected to convert their notes to common shares, raising the outstanding number of common shares of the Company from 1,807,419 to 2,407,419, an increase of 33.2%.

THE TENDER OFFER

Section 9. Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 8:00 p.m., New York time, on January 16, 2003, unless the Purchaser, in its sole discretion, extends the period of time during which the Offer (not including any subsequent offering period) is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer (not including any subsequent offering period), as so extended, will expire. The Offer is conditioned upon, among other things, the satisfaction or waiver of the Minimum Condition and the other conditions set forth in Section 19, "Certain Conditions of the Offer."

        In the Merger Agreement, the Purchaser agreed that it will not, without the prior written consent of the Company, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) extend the Offer if all of the conditions set forth in Section 19, "Certain Conditions of the Offer" have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the conditions set forth in Section 19, "Certain Conditions of the Offer," (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares, or (vii) waive the Minimum Condition. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may (a) extend the Offer, if, at the Expiration Date of the Offer (with respect to either the initial offering period or an extended offering period, as the case may be), any of the conditions set forth in Section 19, "Certain Conditions of the Offer" have not been satisfied or waived, (b) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental entity applicable to the Offer, (c) extend the Offer on one or more occasions for an aggregate of not more than 60 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (a) and (b) to meet the Minimum Condition, (d) elect to provide one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, (e) increase the Offer Price and extend the Offer in connection with such increase to the extent required by applicable federal securities laws, and (f) waive any condition to the Offer set forth in Section 19. In addition, the Merger Agreement provides that the Purchaser may, without the consent of the Company, increase the Offer Price and extend the Offer in connection with such increase to the extent required by law.

        Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

        If, by the Expiration Date, any or all of the conditions to the Offer described in Section 19, "Certain Conditions of the Offer" have not been satisfied or waived, the Purchaser reserves the right (but the Purchaser shall not be obligated), subject to the applicable rules and regulations of the SEC, to:

  •
  terminate the Offer and not pay for any Shares and return all tendered Shares to tendering shareholders;

  •
  waive or reduce all the unsatisfied conditions and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date;

  •
  extend the Offer and, subject to your right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

  •
  amend the Offer.

        The rights reserved by the Purchaser in this Section are in addition to its rights pursuant to Section 19, "Certain Conditions of the Offer." There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed promptly by public announcement. In the case of an extension of the Offer, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, which such extension must be made in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law, including Rules 13e-3, 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material changes be promptly disseminated to holders of Shares, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release or other public announcement. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act and therefore excludes any Saturday, Sunday and U.S. federal holiday.

        Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period of three business days to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time, following the Expiration Date, during which shareholders may tender Shares not tendered during the initial offer period.

        During a subsequent offering period, tendering shareholders will not have withdrawal rights. The Purchaser will promptly purchase any Shares tendered at the same price paid for Shares tendered during the initial offering period. Rule 14d-11 provides that the Purchaser may provide a subsequent offering period so long as, among other things:

  •
  the initial offer period of at least 20 business days of the Offer has expired;

  •
  the Purchaser offers the same form and amount of consideration for Shares in the subsequent offering period as in the initial offering period;

  •
  the Purchaser accepts and promptly pays for all Shares tendered during the initial offer period and any extension thereof;

  •
  the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the subsequent offering period;

  •
  the offer is for all outstanding Shares; and

  •
  the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the subsequent offering period.

        If the Purchaser decides to provide a subsequent offering period, the Purchaser intends to make a public announcement of this decision not later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date.

        If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or the Purchaser is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 11, "Withdrawal Rights." However, the Purchaser's ability to delay the payment for Shares the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if the Purchaser changes a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3, 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If there is a change in price, a change in the percentage of securities sought or a change in the dealer manager's soliciting fee, the offer must be kept open for at least 10 business days from the date that notice of this change is first published or sent to holders of Shares.

        The Shares eligible to be tendered in the Offer include Shares issuable upon the exercise of options to purchase common shares. Section 4, "Purpose, Alternatives and Reasons of the Purchaser; Plans for the Company."

        The Company has provided the Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Purchaser will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and will furnish the same to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included in the package of materials.

Section 10. Procedures for Tendering Shares

        Valid Tender.    Except as set forth below, in order for the Shares (other than Option Shares) to be validly tendered in the Offer, either (a) you must deliver to the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book entry transfer, an Agent's Message (as defined below), and any other required documents and either (1) certificate(s) for tendered Shares (the "Share Certificates") must be received by the Depositary at such address or (2) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The Purchaser intends to accept for purchase the Shares tendered pursuant to the Offer only if they are free and clear of all encumbrances, liens, restrictions, charges or other third party rights and with all existing and future rights attaching to them.

        Important: the Letter of Transmittal (together with certificates and any other required documents) must be received by the Depositary prior to the Expiration Date. If a shareholder cannot meet such deadline, see the procedure set forth for guaranteed delivery below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your election and risk, and delivery will be considered made only when the Depositary actually receives them. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 10 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution" as such term is used in Rule 17Ad-15 under the Exchange Act (each such institution, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

        If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate share transfer forms, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or share transfer forms guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

        If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all requisite signature guarantees must accompany each such delivery.

        If you hold Shares through brokers or banks, you are urged to consult with the brokers or banks to determine whether transaction costs may apply if you tender Shares through the brokers and banks and not directly to the Depositary.

        Guaranteed Delivery.    If you want to tender Shares pursuant to the Offer and your Share Certificates are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your Shares may still be tendered if all the following conditions are met:

  (a)
  your tender is made by or through an Eligible Institution;

  (b)
  the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, prior to the Expiration Date; and

  (c)
  the Depositary receives the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Pacific Exchange is open for business.

        You may deliver the Notice of Guaranteed Delivery by hand to the Depositary or by telegram, facsimile transmission or mail and you must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

        The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Lost Certificates.    If any Share Certificate representing Shares has been lost or destroyed, the holders should promptly notify the Depositary and the Information Agent. The holders will then be instructed as to the procedure to be followed in order to replace the Share Certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed Certificates has been followed.

        Conditional Option Exercises.    The Shares eligible to be tendered in the Offer include common shares issuable upon the conditional exercise of vested employee stock options having exercise prices of less than $2.00 per share. Such option holders may conditionally exercise any or all of their options by executing and delivering to the Company a Notice of Conditional Exercise, which will be provided to eligible option holders by the Company together with a Memorandum to Eligible Option Holders and Instructions for Conditional Exercise. Eligible option holders who elect to conditionally exercise options may not use the Letter of Transmittal, and instead must use the Notice of Conditional Exercise, to direct the tender of Option Shares. All Option Shares resulting from a conditional exercise will be tendered in the Offer on behalf of the option holder by the Company, as agent for the option holder. If an eligible option holder chooses to conditionally exercise options in accordance with the procedures described above and in the Instructions for Conditional Exercise and the Memorandum to Eligible Option Holders, the Option Shares will have been validly tendered in the Offer.

        The exercise of such options will be "conditional" because eligible option holders will be deemed to exercise their options only if, and to the extent that, the Purchaser actually accepts for payment and pays for the Option Shares underlying such options in the Offer. If the Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of the Option Shares tendered will have been irrevocably exercised. If the Shares are not accepted by the Purchaser pursuant to the Offer, the options in respect of the Option Shares will not be exercised.

        The Purchaser has been informed by the Company that eligible option holders will be permitted to conditionally exercise options and acquire the Option Shares on a "cashless exercise" basis (which means that the option holder does not have to pay the exercise price in cash on exercise; this unpaid amount will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of the Option Shares and secured by the Option Shares) for the purpose of allowing eligible option holders to tender Option Shares in the Offer. An eligible option holder will not be required to pay cash for the exercise price upon conditional exercise. The consideration received by an eligible option holder whose Option Shares are purchased pursuant to the Offer will be an amount per Option Share equal to the difference between $2.00 and the exercise price relating to the Option Share so purchased pursuant to the Offer, without interest and less any required withholding taxes.

        Eligible option holders should read this Offer to Purchase, the Memorandum to Eligible Option Holders, the Notice of Conditional Exercise and the related Instructions for Conditional Exercise. Eligible option holders who wish to conditionally exercise options and tender Option Shares in the Offer should review the information, and must follow the instructions, contained in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise.

        In addition to the conditional exercise procedures described above that apply to holders of options to acquire Shares having exercise prices of less than $2.00 per share, holders of any options to acquire Shares may exercise their options in advance of the Expiration Date and tender Shares issued upon exercise by following the instructions and procedures for tendering shareholders. Such exercise of options is not revocable, regardless of whether any of the Shares issued upon such exercise and tendered in the Offer are accepted for payment pursuant to the Offer.

        Eligible option holders who also hold common shares of the Company directly and wish to tender such shares in the Offer must execute and deliver a Letter of Transmittal with respect to such shares in accordance with the instructions set forth in this Offer to Purchase and the Letter of Transmittal.

        Appointment as Attorney and Proxy.    By executing a Letter of Transmittal as set forth above, you are irrevocably appointing the Purchaser's designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase, December 17, 2002 (the "Applicable Date"). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The Purchaser's designees will be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as such designees in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon its acceptance for payment of such Shares, the

Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders, which will be made only pursuant to separate proxy solicitation materials complying with applicable law and, to the extent applicable, the Exchange Act.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer (and the Merger, if consummated), you must, unless an exemption is otherwise established, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or you fail to provide the certifications described above, the U.S. Internal Revenue Service (the "IRS") may impose a penalty on you and the payment of cash to you pursuant to the Offer may be subject to backup withholding at a rate of 30% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

        Other Requirements.    The Company's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Section 11. Withdrawal Rights

        Except as otherwise described in this Section 11, tenders of Shares made in the Offer are irrevocable. Shareholders may withdraw Shares that have been previously tendered in the Offer at any time until the Expiration Date. If the Purchaser decides to provide a subsequent offering period, the Purchaser will accept Shares tendered during that period immediately and thus shareholders will not be able to withdraw Shares tendered in the offer during any subsequent offering period.

        For a shareholder's withdrawal to be effective, such shareholder must timely deliver to the Depositary at its address set forth on the back cover page of this Offer to Purchase a written, telegraphic or facsimile transmission notice of withdrawal. This notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 10, "Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Shareholders may not rescind a withdrawal of Shares, and any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 10, "Procedures for Tendering Shares" at any time prior to the Expiration Date.

        Option shares with exercise prices of less than $2.00 per share that are tendered may only be withdrawn as set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or the Purchaser is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 11. However, the Purchaser's ability to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act. See Section 12, "Acceptance for Payment and Payment."

Section 12. Acceptance for Payment and Payment

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment and paying for, all Shares validly tendered and not withdrawn (as permitted by Section 11, "Withdrawal Rights") promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. See Section 9, "Terms of the Offer" and Section 19, "Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See Section 21, "Certain Legal Matters." Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, the Purchaser will be considered to have accepted for payment, and thereby purchased, Shares validly tendered if and when the Purchaser gives written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders.

        Under no circumstances will the Purchaser pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering shareholders, its obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay stock transfer taxes with respect to the transfer and sale to the Purchaser or to its order pursuant to the Offer except as otherwise provided in Instruction 6 to the Letter of Transmittal. The Purchaser will pay any charges and expenses of the Depositary and the Information Agent.

        If the Purchaser is delayed in its acceptance for payment (whether before or after acceptance for payment of Shares) of or payment for Shares or the Purchaser is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on the Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 11, "Withdrawal Rights."

        If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, the Purchaser will return Share Certificates for any such unpurchased Shares, without expense to shareholders (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 10, "Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

        If, prior to the Expiration Date, the Purchaser increases the price offered to holders of Shares in the Offer, the Purchaser will pay the increased price to all holders of Shares (and the increased price differential in the case of Option Shares) that are purchased in the Offer, whether or not such Shares were tendered prior to the increase in price.

        If the Purchaser provides a subsequent offering period following the Offer, the Purchaser will immediately accept and promptly pay for all Shares as they are tendered in the subsequent offering period.

Section 13. Certain U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences that may be relevant to a U.S. holder with respect to the exchange of Shares for cash pursuant to the Offer or the Merger (including U.S. holders exercising appraisal rights). For purposes of this summary, a "U.S. holder" is a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the

United States or any state thereof (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (a) a court within the United States is able to exercise primary supervision over administration of the trust and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. For purposes of this summary, a "non-U.S. holder" is a beneficial owner who is not a U.S. holder.

        This summary does not purport to be a complete description of all tax consequences that may be relevant to U.S. holders. Except where specified, this summary applies only to U.S. holders who hold Shares as capital assets and does not address the U.S. federal income tax considerations applicable to holders that may be subject to special tax rules, such as partnerships, S corporations, and other pass-through entities, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt entities, persons that hold Shares as part of an "integrated," "hedging" or "conversion" transaction or synthetic security or as a position in a "straddle" for U.S. federal income tax purposes, holders that have a "functional currency" other than the U.S. dollar, individuals who renounced their U.S. citizenship or terminated their long-term U.S. residency, holders that acquired their Shares by means of the exercise of employee stock options or otherwise as compensation, broker-dealers or dealers in securities or currencies, traders in securities who elect to apply a mark-to-mark method of accounting, or any holders that own or at any time in the past five years have owned directly, indirectly, or constructively by rules of attribution, 10% or more of the outstanding Shares. In addition, this summary does not address the tax consequences of the Offer or Merger under applicable state, local or foreign laws.

        This summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.

        Holders are encouraged to consult their own tax advisors regarding the particular U.S. federal, state, local and foreign tax consequences to them of the Offer.

        Sale of Shares Pursuant to the Offer.    The receipt of cash for Shares pursuant to the Offer will generally be a taxable transaction to a U.S. holder for U.S. federal income tax purposes. If a U.S. holder's Shares are purchased by the Purchaser in the Offer, the holder will generally recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the common shares. Gain or loss must be determined separately for each block of stock. The gain or loss generally will be long-term capital gain or loss if the holder's holding period is more than one year at the time the Shares are purchased by the Purchaser. Long-term capital gains of a non-corporate shareholder may be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

        U.S. holders of options issued under the Company's stock option plan to acquire common shares at exercise prices of less than $2.00 per share who conditionally exercise their options and thereby validly tender the common shares underlying those options in the Offer and whose common shares are accepted for payment pursuant to the Offer will be treated as receiving compensation income per common share sold equal to the excess of $2.00 over the exercise price per share of the relevant option. Such income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes, if applicable. In addition, amounts paid to such option holders may be subject to the backup withholding and information reporting rules described below and in Section 10, "Procedures for Tendering Shares."

        The tax treatment of Shares converted into cash pursuant to the Merger, if consummated, or pursuant to the exercise of appraisal rights, if applicable, would be the same as the tax treatment of Shares tendered in the Offer as described above.

        Backup Withholding and Information Reporting.    Payments to which you are entitled pursuant to the Offer may be subject to U.S. backup withholding (at a rate of 30%) and information reporting requirements. Backup withholding will apply to a U.S. holder unless such holder (1) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number to the payer, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. U.S. holders should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is otherwise proved in a manner satisfactory to the Depositary. The Internal Revenue Service may impose penalties on U.S. holders who fail to furnish their correct taxpayer identification number or the required certification. Payments to U.S. holders may also be subject to information reporting requirements, which include providing the IRS with the name, address and taxpayer identification number of the beneficial owner of the Shares and the aggregate amount of payments made to such beneficial owner.

        Non-U.S. holders generally will not be subject to backup withholding and information reporting requirements if they provide certification of non-U.S. status on IRS Form W-8BEN (or a suitable substitute form). Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting on the disposition of the Shares.

        Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any amounts withheld under the backup withholding rules in excess of their tax liability by filing the appropriate claim for refund with the IRS and furnishing any required information.

        The foregoing U.S. federal income tax discussion may not be applicable depending upon a holder's particular situation. It does not address special rules that may apply based on a holder's tax status, individual circumstances or other factors unrelated to the Offer. Holders are urged to consult their own tax advisors with respect to the tax consequences of the Offer to them, including the application and effect of state, local, or foreign income or other tax laws.

Section 14. Price Range of Shares; Dividends; Purchases of Shares

        Price Range of Shares.    The common shares are listed on the Pacific Exchange under the symbol CLY. A more complete compilation of trading information can be found at www.pinksheets.com, where the common shares have the symbol CLRY. Neither the Series A preferred shares or the Series B preferred shares are traded on any established market. As of November 5, 2002, there were approximately 1,900 holders of the common shares, approximately 30 holders of the Series A preferred shares and one holder of the Series B preferred shares. The following table sets forth the high and low closing prices per common share, as reported in publicly available sources for the periods indicated.

	High	Low
2000
First quarter	$1.625	$1.000
Second quarter	1.438	1.250
Third quarter	1.312	1.312
Fourth quarter	1.188	1.000
2001
First quarter	1.812	1.188
Second quarter	1.812	1.500
Third quarter	1.500	1.000
Fourth quarter	1.000	.625
2002
First quarter	1.300	1.050
Second quarter	1.750	1.200
Third quarter	1.250	.900
Fourth quarter (through November 6, 2002)	1.300	.750

        On November 5, 2002, the date immediately before the Purchaser publicly disclosed its Offer to the Board of Directors to purchase all outstanding common shares of the Company at a price per share of $2.00, the closing price for the common shares was $1.30 per share. Holders of Shares are urged to obtain current market quotations for the Shares. The book value per common share was $.97 per share on a fully diluted basis as of September 30, 2002. See Section 1, "Background of the Offer; Contacts with the Company."

        The Company has not made an underwritten public offering of the common shares for cash during the past three years that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A.

        None of the persons listed in Schedule I and Schedule II, Addmaster, DPC, the Family Shareholders or the Company currently own any Shares except as otherwise described in the following chart. Share ownership percentage is based on 2,407,419 shares outstanding as of November 5, 2002 and calculated in accordance with Rule 13d-3 under the Exchange Act (which differs from calculating holdings on a fully-diluted basis as used elsewhere in this Offer to Purchase):

	Share Ownership
Name	Number	Percentage (%)
Addmaster Corporation(1)	1,016,648	35.7
John G. Clary(2)	286,589	11.9
Barbara P. Clary	48,000	2.0
John P. Clary	148,638	6.2
Hugh L. Clary	89,902	3.7

(1)
Includes 440,000 common shares receivable upon conversion of Addmaster's holdings of Series B preferred stock.

(2)
Includes 6,625 common shares receivable upon conversion of Mr. Clary's holdings of Series A preferred stock.

        Dividends.    The Company has not paid a dividend on its common shares in recent years. The Company has paid quarterly dividends at the annual rate of $0.275 per share on its Series A preferred shares, which is the minimum rate the Series A preferred shareholders are entitled to on a cumulative basis. Holders of the Series B preferred shares are entitled to a 7% annual dividend, or $0.70 per share based on the issue price of $10.00. The Company paid: $0.41 per share for the seven months the stock was outstanding during 1999 and $0.70 per share in 2000 and 2001. Series B dividends for 2002 are not yet payable, but the Company intends to pay dividends on its Series B preferred shares in the amount of $0.70 per share on December 29, 2002.

        Purchases of Shares.    The Company has not purchased any of its shares during the past two years. The following table sets forth the share purchases by Addmaster, DPC and the Family Shareholders during the past two years. See Section 1, "Background of the Offer; Contacts with the Company."

Purchaser	Class	Date	Number of Shares	Price Per Share
Addmaster	common common	January 2002 February 2002	93,500 2,390	$ $	2.00 1.75
DPC(1)	—	—	NONE		—
Family Shareholders	—	—	NONE		—

(1)
excludes the Share Exchange Agreements described below.

        None of Addmaster, DPC and the Family Shareholders have made any purchases of the Company's shares within the past 60 days.

        On November 6, 2002, DPC, Addmaster and the Family Shareholders entered into share exchange agreements (each, a "Share Exchange Agreement") pursuant to which Addmaster and the Family Shareholders agreed to transfer all of the Company's common shares, Series A preferred shares and Series B preferred shares held by Addmaster and the Family Shareholders to DPC in exchange for DPC common shares and, in the case of Addmaster, DPC common and DPC Series B preferred shares, effective upon the completion of the Tender Offer. At the time the Share Exchange Agreements were executed, Addmaster and the Family Shareholders beneficially owned an aggregate of 1,143,152 common shares, 5,761 Series A preferred shares convertible into 6,625 common shares and 55,000 Series B preferred shares convertible into 440,000 common shares. Pursuant to the Share Exchange Agreements, Addmaster and the Family Shareholders also granted DPC an irrevocable proxy to vote all of the exchanged shares prior to the effectiveness of the transfer. Together, Addmaster and the Family Shareholders beneficially own 55.2% of the issued and outstanding common shares of the Company on a fully-diluted basis. After the effectiveness of the Share Exchange Agreements DPC will own all of the Company's shares held previously by Addmaster and the Family Shareholders.

Section 15. Certain Information Concerning the Company

        The Company provides uninterruptible power systems that smooth out voltage fluctuations and maintain power lines under power blackout conditions. The Company's operations are conducted at its facility located in Monrovia, California. The Company's principal executive offices are located at 1960 South Walker Avenue, Monrovia, California, 91016 and its telephone number is (626) 359-4486.

        The authorized share capital of the Company consists of 10,000,000 common shares, $1.00 par value per share, and 1,000,000 preferred shares, $5.00 par value per share. As of November 5, 2002, the Company had 2,407,419 common shares issued and outstanding, 11,033 Series A preferred shares issued and outstanding, 55,000 Series B preferred shares issued and outstanding, and options to purchase 34,000 common shares.

        During the last five years, to the best of the Purchaser's knowledge, none of the persons listed on Schedule II (which lists the name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Company) nor the

Company (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any federal or state securities laws.

        Except as set forth in this Offer to Purchase, none of (i) the persons listed on Schedule II, (ii) the Company nor (iii) any associate or majority-owned subsidiary of the Company beneficially owns any equity security of the Company. Except as set forth in this Offer to Purchase, none of (i) the persons listed on Schedule II, (ii) the Company, (iii) any associate or majority-owned subsidiary of the Company, (iv) any executive officer, director, affiliate or subsidiary of the Company or any of the persons listed on Schedule II, or (v) any pension, profit-sharing or similar plan of the Company has effected any transaction in any equity security of the Company during the past 60 days.

        Except as set forth in this Offer to Purchase, none of the persons listed on Schedule II hereto nor the Company has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Offer to Purchase, none of the persons listed on Schedule II has any security of the Company that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

        Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between anyone on Schedule II or the Company and the Company or any of the Company's affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of consolidated revenues for the year ended December 31, 2000 for transactions in 2000, for the year ended December 31, 2001 for transactions in 2001 and for the year ended December 31, 2002 for transactions in 2002.

        Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between anyone on Schedule II or the Company and any executive officer, director or affiliate of the Company that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

        Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between the Company or any person listed on Schedule II (including the Company's subsidiary and any subsidiary of any person listed on Schedule II) and the Company or its affiliates concerning (a) a merger, (b) consolidation, (c) acquisition, (d) tender offer for or acquisition of any class of the Company's securities, (e) election of the Company's directors or (f) sale or transfer of a material amount of assets of the Company.

        Except as set forth in this Offer to Purchase, there have been no negotiations or material contacts concerning the matters listed in (a)-(f) above during the past two years between any affiliates of the Company or the Company or any of its affiliates and any person not affiliated with the Company who would have a direct interest in such matters.

        Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in Annual Reports filed on Form 10-KSB. Such reports are available for inspection at the public reference room at the SEC's office at 450 Fifth Street, N.W. Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Company Information.    The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the SEC and other publicly available information and information provided by the Company. Although neither the Purchaser nor the Information Agent has any knowledge that any such information is untrue, neither the Purchaser nor the Information Agent assumes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

        Financial Information.    The following table sets forth summary historical consolidated financial data for the Company as of and for the nine months ended September 30, 2002 and as of and for each of the years ended December 31, 2001 and 2000.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 and the unaudited consolidated interim financial information contained in the Company's Quarterly Reports on Form 10-QSB for the quarterly period ended September 30, 2002, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "Available Information" above.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(amounts in thousands, except per share data)

	Nine Months Ended September 30		Year Ended December 31
	2002	2001	2001	2000
Sales and other income	$4,150	6,012	7,490	5,516
Earnings before income taxes	$332	1,214	1,168	20
Net Earnings	$301	1,157	1,110	18
Net Earnings per common share, basic and diluted	$.14	.64	.61	.01
Total current assets	$3,594	3,811	3,365	3,067
Total noncurrent assets	$174	216	203	156
Total current liabilities	$991	1,444	1,061	1,784
Total noncurrent liabilities	$0	618	600	600
Total shareholders' equity	$2,777	1,965	1,907	839

Section 16. Certain Information Concerning the Purchaser

        DPC is a newly formed corporation organized under the laws of California. DPC's principal executive office is located at 225 East Huntington Drive, Monrovia, California 91016 and its telephone number is (626) 305-9109. DPC was formed as an acquisition vehicle controlled by Addmaster and the Family Shareholders. Pursuant to transactions under the Share Exchange Agreements dated as of November 6, 2002, DPC exchanged shares of its capital stock for Shares held by Addmaster and the Family Shareholders. As of date hereof, DPC has not conducted any business other than in connection with the Offer. It is not anticipated that DPC will have any significant assets or liabilities (other than those arising in connection with the Offer and Merger, including its financing) or engage in any activities other than those incident to DPC's formation and capitalization, the Offer and the Merger, and the arrangement of financing for the Offer and Merger. The name, business address, present principal occupation or employment, material occupations during the past five years and citizenship of the directors and executive officers of DPC, Addmaster and each of the Family Shareholders are set forth in Schedule I hereto.

        Addmaster is a corporation organized under the laws of the California. Addmaster's principal place of business is located at 225 East Huntington Drive, Monrovia, California 91016 and its telephone number is (626) 358-2395. Addmaster is a business machine manufacturer. Addmaster is an affiliate of the Company due to Addmaster's prior ownership interest in the Company of 35.3% as of November 5, 2002 on a fully-diluted basis, and is affiliated with the Company through common management and control.

        During the last five years, to the best of the Purchaser's knowledge, none of the persons listed on Schedule I (which lists the name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of DPC, Addmaster and each of the Family Shareholders) nor DPC or Addmaster (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to a judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any federal or state securities laws.

        Except as set forth in this Offer to Purchase, none of (1) the persons listed on Schedule I, (2) Addmaster or DPC, (3) any associate or majority-owned subsidiary of Addmaster or DPC beneficially owns any equity security of the Company. Except as set forth in this Offer to Purchase, none of (1) the persons listed on Schedule I, (2) Addmaster or DPC, or (3) any associate or majority-

owned subsidiary of Addmaster or DPC, any executive officer, director, affiliate or subsidiary of Addmaster or DPC or any of the persons on Schedule I, or (4) any pension, profit-sharing or similar plan of Addmaster or DPC has effected any transaction in any equity security of the Company during the past 60 days.

        Except as set forth in this Offer to Purchase, none of the persons listed on Schedule I hereto nor Addmaster or DPC has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Offer to Purchase, none of the persons listed on Schedule I, nor Addmaster or DPC has any security of the Company that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

        Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between any person listed on Schedule I, Addmaster, DPC or an affiliate of Addmaster or DPC that are not natural persons where the aggregate value of the transaction was more than 1% of the consolidated revenues of the Company for the year ended December 31, 2000 for transactions in 2000, for the year ended December 31, 2001 for transactions in 2001 and for the year ended December 31, 2002 for transactions in 2002.

        Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between any person listed on Schedule I, Addmaster or DPC and any executive officer, director or affiliate of the Company that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

        Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Addmaster, DPC or any person listed on Schedule I (including any subsidiary of Addmaster, DPC or any subsidiary of any person listed on Schedule I) and the Company or its affiliates concerning (a) a merger, (b) consolidation, (c) acquisition, (d) tender offer for or acquisition of any class of the Company's securities, (e) election of the Company's directors or (f) sale or transfer of a material amount of assets of the Company.

Section 17. Source and Amount of Funds

        The Offer is not conditioned upon any financing arrangements. The total amount of funds the Purchaser requires to purchase all of the Shares pursuant to the Offer and the Merger and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $3.0 million. If the Minimum Condition is satisfied, Addmaster will loan to DPC cash sufficient to pay for all the Shares accepted pursuant to this Offer and for related fees and expenses. If the Minimum Condition is waived by the Purchaser, the Purchaser will purchase all the Shares validly tendered and not properly withdrawn. If the Purchaser purchases all the validly tendered Shares, Addmaster will loan to DPC cash sufficient to pay for all the Shares accepted pursuant to this Offer and for related fees and expenses. Accordingly, the Purchaser will have available a sufficient amount of cash to pay for the Shares and all related fees and expenses.

Section 18. Certain Agreements

        Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and copies or forms of which have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained in the manner set forth in

Section 15, "Certain Information Concerning the Company." Capitalized terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

        The Offer.    The Merger Agreement provides that DPC intends to commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 19, DPC will purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, DPC will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) extend the Offer if all of the conditions set forth in Section 19 have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the conditions set forth in Section 19 or (vi) amend any other term of the Offer in a manner adverse to the holders of Shares. DPC may, without the consent of the Company, (A) extend the Offer, if at the scheduled Expiration Date of the Offer any of the conditions set forth in Section 19 shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other Governmental Entity applicable to the Offer, (C) extend the Offer on one or more occasions for an aggregate of not more than 60 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (A) and (B) of this sentence in order to meet the Minimum Condition, (D) elect to provide one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, (E) increase the Offer Price and extend the Offer in connection with such increase to the extent required by applicable federal securities Laws, and (F) waive any condition to the Offer set forth in Section 19.

        Recommendation.    The Company has represented to DPC in the Merger Agreement that each of the Special Committee and the Board of Directors (with two Purchaser-affiliated directors attending and abstaining and one not attending), at a meeting duly called and held, has unanimously adopted resolutions (i) determining that, based on the written opinion of the Company's financial advisor, the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and fair from a financial point of view to, and in the best interests of, the Unaffiliated Shareholders of the Company, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, and taking all other action necessary to render any state takeover statutes inapplicable to the Offer, the Merger and the transaction contemplated thereby and (iii) recommending without qualification that the Unaffiliated Shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. Such recommendation and approval may be withdrawn, modified or amended only prior to the purchase of Shares and only to the extent that each of the Special Committee and the Board of Directors (excluding interested, non-independent directors) determines in good faith, after consultation with and receipt of a written opinion for each of its outside legal counsel and financial advisor, that an acquisition transaction that has been proposed to the Company is reasonably likely to result in a transaction that is a Superior Proposal (as defined in the Merger Agreement), and that failure to take such action would constitute a breach of the Board of Directors' fiduciary obligations under applicable law. The Company has further represented that, as of the date of execution of the Merger Agreement, The Mentor Group delivered to the Special Committee its opinion to the effect that, as of such date, the consideration to be paid pursuant to the Offer and the Merger was fair from a financial point of view to the holders of Shares (other than the Purchaser).

        The Merger.    The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. The Merger Agreement further provides that if the Minimum Condition is satisfied, the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 1110 of the CGCL, as soon as practicable after the purchase of the Shares pursuant to the

Offer and satisfaction or waiver of the conditions of the Offer without a meeting of the shareholders of the Company.

        Charter, Bylaws, Directors and Officers.    The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, until amended afterward in accordance with the provisions of the articles of incorporation of the Surviving Corporation and applicable law; provided, however, that any such amendments will be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification; Directors' and Officers' Insurance." The bylaws of the Company, as in effect at the Effective Time will be the bylaws of the Surviving Corporation, until afterward amended in accordance with the provisions of the bylaws of the Surviving Corporation and applicable law; provided, however, that any such amendments will be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification, Directors' and Officers' Insurance." Subject to applicable law, (a) John G. Clary, John P. Clary and Hugh L. Clary will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (b) the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Conversion of Securities.    By virtue of the Merger and without any action on the part of the holders of the Shares, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares held by the Purchaser, which Shares, by virtue of the Merger and without any action on the part of the Purchaser, will be canceled and will cease to exist with no payment being made with respect thereto, and each holder of a certificate representing any such Shares will thereafter cease to have any rights with respect to such Shares and (b) Shares held by a holder who has demanded appraisal for those Shares in accordance with the CGCL ("Dissenting Shares")) will be canceled and will be converted into the right to receive the Offer Price or the amount per share that may be paid pursuant to the Offer as it may be amended, in cash (the "Merger Price") payable to the holder of that Share, without interest, upon surrender of the certificate formerly representing that Share.

        At the Effective Time, by virtue of the Merger and without any action on the part of the holder of a common share or Series B preferred share of the Purchaser, each common share of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable common share, $1.00 par value per share, of the Surviving Corporation and each Series B preferred share of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable Series B preferred share, par value $5.00 per share, of the Surviving Corporation.

        Options; Stock Plans.    The Merger Agreement provides that, promptly after execution of the Merger Agreement but no later than the commencement of the Offer, the Board of Directors (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide for the conditional exercise, effective at the commencement of the Offer, of the outstanding vested stock options or similar rights that have an exercise price per share less than the Offer Price (the "Options") heretofore granted by the Company, whether under a stock option or similar plan (the "Stock Plans") or otherwise, without any payment therefor except as otherwise provided in this paragraph. All option holders who are eligible for conditional exercise will be permitted to conditionally exercise options and acquire Option Shares on a "cashless exercise" basis (which means that the option holder does not have to pay the exercise price in cash on exercise; this unpaid amount will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of the Option Shares and secured by the Option Shares) for the purpose of allowing eligible option holders to tender Option Shares in the Offer. An eligible option holder will not be required to pay cash for the exercise price upon conditional exercise. The consideration received by an eligible option holder whose Option Shares are purchased pursuant to the Offer will be an amount per Option Share equal to the difference between the Offer Price and the exercise price relating to the Option Share so purchased pursuant to the Offer, without interest less any required withholding taxes. The exercise of such options will be "conditional" because eligible option holders will be deemed to exercise their options only if, and to the extent that, the Purchaser actually accepts for payment and pays for the Option Shares underlying such options in the Offer. If the Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of the Option Shares tendered will have been irrevocably exercised. If the Shares are not accepted by the Purchaser pursuant to the Offer, the options held by eligible option holders in respect of the Option Shares will not be exercised. The Company will also take all necessary action to approve the disposition of the Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such transactions and dispositions under Rule 16b-3 of the Exchange Act.

        Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, conflicts, required filings and consents, SEC filings, financial statements, litigation, compliance with law, applicability of state takeover statutes, brokers, employee benefit plans and labor matters, change of control, environmental matters, opinion of financial advisor, information to be included in the Schedule 14D-9 or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, taxes, and the absence of certain changes. The Purchaser has made customary representations and warranties to the Company with respect to, among other matters, their organization and qualification, authority, conflicts, required filings and consents, information to be included in the Schedule 14D-9 or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, and financing.

        Covenants.    The Merger Agreement obligates the Company, from the date of the Merger Agreement until the Effective Time, to conduct its operations only in the ordinary and usual course of business consistent with past practice and in compliance with all laws and orders, and obligates the Company to use its commercially reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the goodwill of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not take certain actions without the prior written consent of the Purchaser including, among other things, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, increases in compensation or adoption of new benefit plans.

        Access to Information.    The Merger Agreement provides that, until the Effective Time, the Company will give the Purchaser and its representatives full access, during normal business hours, to the assets, properties, offices and other facilities and to the books and records of the Company, and will provide the Purchaser, upon reasonable request, financial and operating data and other information with respect to the business and operations of the Company.

        Efforts.    Subject to the terms and conditions provided in the Merger Agreement, each of the Company and the Purchaser will cooperate and use their respective commercially reasonable efforts to make or cause to be made all filings necessary or proper under applicable laws and regulations, and to take all other actions necessary, to consummate and make effective the transactions contemplated by the Merger Agreement.

        Each of the parties to the Merger Agreement also has agreed to use commercially reasonable efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any governmental authorities or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement; provided, however, that the Purchaser would not be required to, and the Company would not be permitted to without the Purchaser's prior written consent, divest, hold separate or otherwise materially restrict the use or operations of any of their respective businesses or assets, in order to consummate the transactions contemplated by the Offer and the Merger Agreement, if such divestiture, agreement to hold separate or other restriction would, in the good faith judgment of the Purchaser, have a Material Adverse Effect on the Purchaser or a Material Adverse Effect on the Company (as defined in Section 19, "Conditions of the Offer").

        The Company has agreed to give the Purchaser the opportunity to participate in the defense of any litigation against the Company and/or any of the Company's directors relating to any of the transactions contemplated by the Merger Agreement. In the event that a claim is asserted against any of the parties hereto or any of their respective affiliates, relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any of the transactions contemplated by the Merger Agreement, each of the parties thereto has agreed to fully cooperate with the other parties thereto in the defense of any such claim at the expense of the party against whom such claim is asserted.

        Public Announcements.    Under the Merger Agreement, the parties have agreed to use best efforts to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, provide to the other party for review a copy of any such press release or written statement, and not to issue any such press release or make any such written public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

        Indemnification; Directors' and Officers' Insurance.    Pursuant to the Merger Agreement, the Purchaser has agreed that from and after the Effective Time, the articles of incorporation and the bylaws of the Surviving Corporation will contain provisions with respect to indemnification and exculpation from liability that are no less favorable than those provisions set forth in the Company's articles of incorporation and bylaws on the date of the Merger Agreement. The Purchaser has also agreed not to amend, repeal or otherwise modify these provisions for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such amendment, repeal or modification is required by law. The Purchaser has also agreed that it will not cancel the directors' and officers' liability insurance policy for a period of three years immediately following the Effective Time, provided that neither the Purchaser nor the Surviving Corporation will be obligated to pay premiums for such insurance in any year in an amount greater than 150% of the aggregate premiums paid by the Company in the fiscal year ended December 31, 2001, and provided further that the Purchaser may instead adopt such other arrangements (including self-insurance) or policies that provide at least the same coverage and amounts on terms that are not less advantageous to the insured parties. Notwithstanding the foregoing, if the Purchaser does not cause to be maintained in effect the policies of directors' and officers' insurance referred to above, then, from the Effective Time until the third anniversary of the Effective Time or such earlier date as may be mutually agreed upon by the Purchaser, the Surviving Corporation, and the applicable Indemnified Party, the Purchaser unconditionally and irrevocably guarantees and promises to perform and to pay on demand, as and when the same becomes due, all of the statutory, articles of incorporation and bylaws indemnification obligations of the Company and the Surviving Corporation to and with respect to each Indemnified

Party as it relates to any claims arising from facts or events that occurred on or prior to the Effective Time. In the event that the Purchaser or the Surviving Corporation consolidates or merges with another person or transfers its assets to another person, it must make proper provisions to assure that these obligations are assumed.

        Notification of Certain Matters.    The Purchaser and the Company have agreed to promptly notify each other of (a) any circumstance or the occurrence or non-occurrence of any fact or event which would be reasonably likely (1) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time, (2) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied, or (3) to result in a Material Adverse Effect on the Company, and (b) any failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Each of the Company and the Purchaser is also required to give prompt notice to the other parties of any notice or communication from any third party alleging that the Consent of that third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

        The Merger Agreement further provides that, from and after its execution, the Company will promptly (and in any event no later than 24 hours after receipt of any inquiry, proposal or other materials relating to an Acquisition Transaction (as defined in the Merger Agreement)) (i) advise the Purchaser in writing of the receipt, directly or indirectly, of any such inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to an Acquisition Transaction (including without limitation a Superior Proposal (as defined in the Merger Agreement)), (ii) identify the offeror, and (ii) provide the Purchaser copies of all material proposed written agreements, arrangements, or understandings, including the forms of any material agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto). The Company has also agreed to advise the Purchaser promptly of all material developments relating to such proposal, including the results of any discussions or negotiations with respect thereto.

        State Takeover Laws.    The Company and the Board of Directors have agreed (i) to take all actions necessary to ensure that no anti-takeover statute, or similar law, other than Chapters 11, 12 and 13 of the CGCL, is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and (ii) if any such statute or law is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, to take all actions necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise to minimize the effect of such statute or law on the transactions contemplated by the Merger Agreement.

        FIRPTA Certificate.    The Company has agreed to provide the Purchaser, prior to the Expiration Date, (1) a properly executed certificate for purposes of satisfying the obligations of the Purchaser under Treasury Regulation Section 1.1445-2(c)(3), and (2) a form of notice to the IRS in accordance with the requirements of Treasury regulation Section 1.897-2(h)(2), along with written authorization for the Purchaser to deliver such notice form to the IRS on behalf of the Company.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of the Company and the Purchaser to effect the Merger are subject to the satisfaction of the following conditions, which have not been waived at or prior to the Closing: (a) no preliminary or permanent injunction or other order has been issued by any court or Governmental Entity that prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and that is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other Order, each of the parties will have used best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and (b) no statute, rule or regulation shall have been enacted, entered or promulgated by any Governmental Entity that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal.

        The obligation of the Purchaser to effect the Merger is subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing: (a) there has been no change in the recommendation of the Board of Directors and the Special Committee that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer; (b) the Purchaser has accepted for payment and paid for Shares in an amount sufficient to meet the Minimum Condition; (c) each of the Company's representations and warranties contained in the Merger Agreement are true and correct as if such representation and warranty were made as of the Closing Date (except as to any such representation and warranty that speaks as of a specific date, which must be true and correct as of such specific date) unless the failure of such representation or warranty (which is not qualified by Material Adverse Effect or any other materiality qualifier) does not have a Material Adverse Effect on the Company; and (d) the Company has performed and complied with the covenants and agreements in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect on the Company.

        The obligations of the Company to effect the Merger are subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing: (a) each of the Purchaser's and the Company's representations and warranties contained in the Merger Agreement are true and correct as if such representation and warranty were made as of the Closing Date (except as to any such representation and warranty that speaks as of a specific date, which must be true and correct as of such specific date) unless the failure of such representation or warranty (which is not qualified by Material Adverse Effect or any other materiality qualifier) does not have a Material Adverse Effect on the Purchaser; and (b) the Purchaser has performed and complied with the covenants and agreements in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect on the Purchaser.

        Termination.    The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time:

  (a)
  by the mutual written consent of the Purchaser and the Company;

  (b)
  by the Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity has issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order, decree or ruling or other action has become final and nonappealable, provided that the party seeking to terminate this Agreement has used its best efforts to remove or lift such Order, decree or ruling;

  (c)
  by the Purchaser or the Company if the Merger has not been consummated by the date which is 180 days from the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement under this clause (c) is not to be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

  (d)
  by the Company or the Purchaser if, prior to the purchase of Shares pursuant to the Offer, the Board of Directors shall have determined to recommend a Superior Proposal to its shareholders and/or to enter into a Contract concerning such Superior Proposal after making the determination; provided that the Company may not exercise its right to terminate under this clause (d) (and may not enter into a Contract with respect to any Superior Proposal) unless and until (i) the Company has provided the Purchaser written notice at least five business days prior to such termination that the Board of Directors has authorized and intends to effect the termination of this Agreement pursuant to this clause (d), including copies of all proposed Contracts, including the forms of any agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto), (ii) each of the Special Committee and the Board of Directors has determined, in good faith and after consultation with its outside legal counsel and the Financial Advisor, that, at the time of its determination to terminate this Agreement and at the end of the five-business day period referred to in clause (i) above, (A) the foregoing Acquisition Transaction constitutes a Superior Proposal, and (B) failing to take such action would result in a breach of the fiduciary duties of the Special Committee and Board of Directors under applicable Law, (iii) the Company shall otherwise be in compliance with its obligations under Sections 1.2 and 6.6(b) of the Merger Agreement in all material respects, and (iv) (A) within one business day of termination by the Purchaser, or (B) prior to such termination in the case of termination by the Company, the Company has paid to the Purchaser the Termination Fee and the Expense Fee;

  (e)
  by the Purchaser prior to the purchase of Shares pursuant to the Offer, if the Board of Directors or Special Committee (or, with respect to (iii) below, the Company) (i) has withheld, withdrawn or modified (including by amendment of the Schedule 14D-9) in any manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (ii) has approved or recommended an Acquisition Transaction, (iii) has breached Section 6.6(b) of the Merger Agreement in any material respect (provided that, to the extent a breach of Section 6.6(b)(iii) is cured within 72 hours after such breach, such breach shall not be considered a breach of Section 6.8), or (iv) has resolved to effect any of the foregoing;

  (f)
  by the Purchaser prior to the purchase of Shares pursuant to the Offer if the Minimum Condition has not been satisfied by the then current Expiration Date of the Offer and on or prior to such Expiration Date an Acquisition Transaction shall have been publicly announced or disclosed;

  (g)
  by the Company, upon a material breach by the Purchaser of any material covenant or agreement set forth in the Merger Agreement, or upon the failure of any representation or warranty of the Purchaser set forth in this Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on the Purchaser, and; provided further, that no breach or failure is deemed to have occurred for purposes of this clause (g) so long as such breach or failure is satisfied or cured within 20 days after the Company notifies the Purchaser of such breach or failure; or

  (h)
  by the Purchaser, upon a material breach by the Company of any material covenant or agreement set forth in this Agreement, or upon the failure of any representation or warranty of the Company set forth in this Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on the Company, and; provided further, that no breach or failure shall be deemed to have occurred for purposes of this Section 9.1(h) so long as such breach or failure is satisfied or cured within 20 days after the Purchaser notifies the Company of such breach or failure.

        Effect of Termination.    Upon termination of the Merger Agreement, the Merger Agreement is void and has no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 9.2 (Effect of Termination) and Section 9.3 (Fees and Expenses), which survive any termination; provided, that nothing in the Merger Agreement relieves any party from liability for any material breach of the Merger Agreement.

        Fees and Expenses.    Whether or not the Merger is consummated, except as otherwise specifically provided in the Merger Agreement, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated pursuant to clause (d) or clause (e) under "Termination" above, or is terminated by the Company pursuant to clause (c) under "Termination" at a time when the Purchaser could terminate pursuant to clause (e) under "Termination," then the Company will promptly (and in any event within one business day after such termination or, in the case of any such termination by the Company, prior to such termination) pay the Purchaser an amount equal to the Purchaser's aggregate Expenses (the "Expense Fee"). If the Merger Agreement is terminated pursuant to clause (f) under "Termination" and within 12 months of the date of termination of the Merger Agreement a transaction constituting an Acquisition Transaction is consummated, the Company will, prior to or simultaneously with the consummation of such transaction, pay the Purchaser the Expense Fee; provided, however, that in no event will the Company be obligated to pay more than one Expense Fee.

        Amendment.    Subject to applicable Law, the Merger Agreement may be amended only by written agreement of the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that (i) prior to the Effective Time, consent by the Company requires the approval of the Special Committee and (ii) after the Effective Time, the Merger Price will not be decreased and the form of consideration to be received by the holders of the Shares will not be altered.

        Extension; Waiver.    At any time prior to the Effective Time, the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure of the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Purchaser or the Company, as the case may be, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto or any extensions, such consent or extension will be given in writing in a manner consistent with the requirements for a waiver of compliance.

        Confidentiality Agreement.    The Company and the Purchaser entered into an Agreement for Non-Use and Non-Disclosure of Confidential Information dated as of November 14, 2002 (the "Confidentiality Agreement"), pursuant to which the Company and the Purchaser agreed to maintain the confidentiality of information it received in connection with its due diligence review of the Company. The foregoing description is qualified in its entirely by reference to the Confidentiality Agreement, which is attached as an exhibit to the Schedule 14D-9, a copy of which is being mailed herewith.

        Going Private Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Rule 13e-3 will be applicable to this Offer. Rule 13e-3 requires, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Offer and the consideration offered to shareholders of the Company in the Offer be filed with the SEC and disclosed to shareholders of the Company in this Offer to Purchase. The Purchaser has provided such information in this Offer to Purchase.

Section 19. Certain Conditions of the Offer

        Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may, subject to Article I of the Merger Agreement, terminate or, subject to Article IX of the Merger Agreement, amend, the Offer and/or delay the acceptance of Shares for payment, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by the Purchaser, represents the Minimum Condition, (ii) any Consent from any person or Governmental Entity shall not have been obtained on or prior to the Expiration Date (except for those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on the Company), or (iii) at any time on or after the date of the Merger Agreement and on or prior to the Expiration Date, any of the following events shall occur:

  (a)
  there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency or any other Governmental Entity, domestic or foreign, that would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit consummation of the Offer or the Merger, (ii) prohibit or materially limit the ownership or operation by the Purchaser of all or any material portion of the business or assets of the Company or its subsidiary taken as a whole or compel the Purchaser to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or the Company or its subsidiary taken as a whole, or seek to impose any material limitation on the ability of the Purchaser to conduct its business or own such assets as a result of the transactions contemplated by the Merger Agreement, in any such case under this clause (ii), which would reasonably be expected to have a Material Adverse Effect on the Purchaser or a Material Adverse Effect on the Company, as the case may be, (iii) impose material limitations on the ability of the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser on all matters properly presented to the Company's stockholders, or (iv) require divestiture by the Purchaser of any Shares; or

  (b)
  there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

  (c)
  any event or change shall have occurred in the business, assets, liabilities, financial condition or results of operations of the Company or its subsidiary that would reasonably be expected to have, a Material Adverse Effect on the Company; or

  (d)
  (i) the Board of Directors or the Special Committee shall have withheld or withdrawn or shall have modified or amended in a manner adverse to the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or shall have approved or recommended any Acquisition Transaction, (ii) any person shall have entered into a Contract with the Company with respect to an Acquisition Transaction, or (iii) the Board of Directors or the Special Committee thereof shall have resolved to do or enter into any of the foregoing; or

  (e)
  the Company and the Purchaser shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

  (f)
  any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer or (iii) materially increase the cost of the Offer to the Purchaser; or

  (g)
  the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement required to be performed or complied with prior to the time of such determination, except where such failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; or

  (h)
  there shall have occurred, and continue to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a commencement of a war, or commencement of armed hostilities that has or is reasonably likely to have a Material Adverse Affect on the Company, or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

        The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser), and may be waived by the Purchaser in whole or in part at any time and from time to time (provided that no individual condition may be reasserted after it has been waived, and provided further that, except for the condition set forth in clause (ii) of the initial paragraph, no condition may be waived after the

Expiration Date) in each case in the reasonable discretion of the Purchaser and subject to the terms of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties.

        All capitalized terms used but not defined in this Section 19 have the same meaning ascribed to such terms as in the Merger Agreement, which is included as an exhibit to the Schedule TO.

        A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(d) and 14d-6(c) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

Section 20. Dividends and Distributions

        If, on or after the date of the Merger Agreement, the Company should (a) split, divide, consolidate, combine or otherwise change the common shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding common shares or other securities or (c) issue or sell additional common shares (other than the issuance of common shares under option prior to the date of the Merger Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into, or exchangeable or exercisable for any of the foregoing, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 19, "Certain Conditions of the Offer," the Purchaser, in its sole discretion, may make such adjustments as the Purchaser deems appropriate to the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

        If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 19, "Certain Conditions of the Offer," (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may without the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

Section 21. Certain Legal Matters

        General.    Except as otherwise disclosed herein, based on the Purchaser's review of publicly available information filed by the Company with the SEC, the Purchaser is not aware of (1) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer or (2) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 19, "Certain Conditions of the Offer."

        Hart-Scott-Rodino.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules that have been promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting period requirements have been satisfied. Based on available information, the Purchaser does not believe that the proposed acquisition of the Shares is subject to the HSR Act's reporting requirements.

        The Federal Trade Commission and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Company. Private parties and state attorneys general may also bring action under the U.S. antitrust laws under certain circumstances. Based upon an examination of publicly available information as well as information provided by the Company relating to the businesses in which the Company is engaged, the Purchaser believes that the Purchaser's acquisition of Shares will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 19, "Certain Conditions to the Offer," including conditions with respect to litigation and certain governmental actions.

        State Takeover Laws.    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. However, this act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside of the state of enactment.

        The Purchaser has not attempted to comply with any state takeover statute or regulation other than the CGCL in connecting with the Offer and Merger. The Purchaser does, however, reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and the Merger, nothing in this Offer to the Purchase or any action taken in connection with the Offer or Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or Merger, the Purchaser may be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

        Dissenters' Rights.    No appraisal rights are available in connection with Shares purchased in the Offer. If the Merger is consummated, however, shareholders of the Company may have certain rights under Chapter 13 of the CGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the Surviving Corporation and a dissenting shareholder agree that his or her Shares are Dissenting Shares and agree upon the fair market value of the Shares, then the dissenting shareholder is entitled to receive a cash payment equal to the agreed fair market value of the Shares and interest thereon at the legal rate on judgments from the date of such agreement. If, however, the Surviving Corporation denies that Shares are Dissenting Shares, or the Surviving Corporation and a dissenting shareholder fail to agree upon the fair market value of his or her Shares, then the dissenting shareholder may seek to have the applicable California superior court determine whether his or her Shares are Dissenting Shares or the fair market value of such Shares. If the status of such Shares as Dissenting Shares is in issue, the superior court shall determine that issue first, and if the fair market value of the Dissenting Shares is in issue, the superior court shall determine, or appoint one or more impartial appraisers to determine, the fair market value of such Shares. The fair market value shall be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the transactions contemplated by the Merger Agreement. The value so determined could be more or less than the price per share to be paid in the Merger. See Section 5, "Rights of Shareholders in the Offer and Merger."

        Going Private Transactions.    The Offer constitutes a "going private" transaction under Rule 13e-3 of the Exchange Act. Consequently, the Purchaser has filed with the SEC the Schedule 13E-3, together with exhibits, in addition to filing with the SEC a Schedule TO. Pursuant to Rule 13d-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to the Company's shareholders.

        Legal Proceedings.    Except as set forth elsewhere in this Offer to Purchase, the Purchaser is not aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, the Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 19, "Certain Conditions of the Offer."

Section 22. Fees and Expenses

        D.F. King & Co., Inc. has been retained as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

        U.S. Stock Transfer Corporation has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

        Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

        The following table presents the estimated fees and expenses to be incurred by the Purchaser in connection with the Offer:

Legal fees and expenses	$400,000
Financial Advisor fees	$15,000
Printing costs and other	$50,000
Information Agent	$20,000
Depositary	$23,000

        The following table presents the estimated fees and expenses to be incurred by the Company in connection with the Offer:

Legal fees and expenses	$100,000
Financial Advisor fees	$27,000
Printing costs and other	$5,000

Section 23. Miscellaneous

        The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or to make any representation on the Purchaser's behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such documents and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in Section 15, "Certain Information Concerning the Company" with respect to the Company.

                      DYNAMIC POWER CORPORATION

December 17, 2002

SCHEDULE A

CHAPTER 13
OF THE
GENERAL CORPORATION LAW
OF THE STATE OF CALIFORNIA

Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; Definitions

  (a)
  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b)
  As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1)
  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2)
  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

  (3)
  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4)
  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c)
  As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

  (a)
  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b)
  Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c)
  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

  (a)
  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b)
  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

  (a)
  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b)
  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c)
  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

  (a)
  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b)
  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c)
  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d)
  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e)
  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a)
  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b)
  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c)
  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d)
  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

  (a)
  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b)
  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c)
  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

Name	Present Principal Occupation or Employment, Business Address, Business Telephone Number; Other Material Positions Held During the Past Five Years	Citizenship
(1) The name of the sole director and President and Secretary of DPC is set forth below.
John G. Clary	President and Chairman of the Board Addmaster Corporation 225 East Huntington Drive Monrovia, California 91016 (626) 358-2395	USA
John G. Clary has been President and Chairman of the Board of Addmaster Corporation since 1962. He is also Chairman of the Board of Clary Corporation.
(2) The name of each director and each executive officer of Addmaster is set forth below. Members of the Board of Directors of Addmaster are indicated by an asterisk.
John G. Clary*	See above.
John G. Clary has been President and Chairman of the Board of Addmaster Corporation since 1962. Mr. Clary is also Chairman of the Board of Clary Corporation.
John P. Clary*	Vice President Addmaster Corporation 225 East Huntington Drive Monrovia, California 91016 (626) 358-2395	USA
John P. Clary has been Vice President of Addmaster since 1984. Mr. Clary is also on the Board of Directors of Clary Corporation.
Hugh L. Clary*	Vice President and Secretary Addmaster Corporation 225 East Huntington Drive Monrovia, California 91016 (626) 358-2395	USA
Hugh L. Clary has been Vice President and Secretary of Addmaster Corporation since 1989. Mr. Clary is also on the Board of Directors of Clary Corporation.

I-1

(3) The name of each Family Shareholder is set forth below.
John G. Clary	See above.
John P. Clary	See above.
Hugh L. Clary	See above.
Barbara P. Clary	c/o Addmaster Corporation 225 East Huntington Drive Monrovia, California 91016 (626) 358-2395	USA
Barbara Clary is the wife of John G. Clary. Mrs. Clary has been a wife, mother and grandmother for the past five years.

I-2

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

(1) The name of each director and each executive officer of the Company is set forth below. Directors of the Company are indicated by an asterisk. The information set forth in this Schedule II is provided to the best of the Purchaser's knowledge.
John G. Clary*	Chairman of the Board Clary Corporation 1960 South Walker Avenue Monrovia, California 91016 (626) 359-4486

John G. Clary has been Chairman of the Board of Clary Corporation since 1976 and has served as a director since 1972. He is also President and Chief Executive Officer of Addmaster Corporation, a manufacturer of business machines. Mr. Clary is a stockholder and director of Addmaster Corporation. Mr. Clary is also the father of John P. Clary and Hugh L. Clary.
Donald G. Ash*	Member of the Board of Directors Treasurer and Assistant Secretary Clary Corporation 1960 South Walker Avenue Monrovia, California 91016 (626) 359-4486
Donald G. Ash has been a director since 1972. Mr. Ash was President, Treasurer, and Chief Executive Officer of Clary Corporation from June 1973 to December 31, 1995. Mr. Ash is currently semi-retired.
John P. Clary*	Member of the Board of Directors Clary Corporation 1960 South Walker Avenue Monrovia, California 91016 (626) 359-4486

John P. Clary has been a director since 1987. Mr. Clary is the Director of Engineering of Addmaster Corporation and has been a Director of that Corporation since November 1984. Mr. Clary holds a Ph.D. in Electrical Engineering from Stanford University.

II-1

Hugh L. Clary*	Member of the Board of Directors Clary Corporation 1960 South Walker Avenue Monrovia, California 91016 (626) 359-4486

Hugh L. Clary has been a director of the Board since 1992. Mr. Clary has been a Vice-President and Secretary of Addmaster Corporation since 1989. He holds a Masters in Business Administration from Duke University.
John J. Guerin*	Member of the Board of Directors Secretary Clary Corporation 1960 South Walker Avenue Monrovia, California 91016 (626) 359-4486
John J. Guerin has been a director since 1971 and is a practicing attorney.
Russell T. Gilbert*	Member of the Board of Directors Clary Corporation 1960 South Walker Avenue Monrovia, California 91016 (626) 359-4486

Russell T. Gilbert has been a director since 1996. Mr. Gilbert served from 1959 to 1995 as founder, President, and Chief Executive of CIMCO, Inc., a plastic products company. Mr. Gilbert also served on Clary Corporation's board from 1972 to 1983.

II-2

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

The Depositary for the Offer is:

U.S. Stock Transfer Corporation

By Mail: 1745 Gardena Avenue Glendale, California 91204-2991 U.S.A.	By Facsimile Transmission: (818) 502-1737 Confirm by Telephone: (818) 502-1404	By Hand or by Overnight Courier: 1745 Gardena Avenue Glendale, California 91204-2991 U.S.A.

Questions and requests for assistance may be directed to the information agent at its addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial banker, trust company or other nominee for assistance concerning the Offer.

        The Information Agent for the Offer is:

D.F. King & Co., Inc.

77 Water Street
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 207-3155

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS
INTRODUCTION
SPECIAL FACTORS
THE TENDER OFFER
SELECTED CONSOLIDATED FINANCIAL INFORMATION (amounts in thousands, except per share data)
SCHEDULE A CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
U.S. Stock Transfer Corporation